File No. 024-______________

As filed with the Securities and Exchange Commission on February 23, 2022

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated February 23, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Principal Solar, Inc.

250,000,000 Shares of Common Stock

By this Offering Circular, Principal Solar, Inc., a Delaware corporation, is offering for sale a maximum of 250,000,000 shares of its common stock (the “Company Offered Shares”), at a fixed price of $_____ [0.008-0.05] per share (the price to be fixed by a post-qualification supplement), pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). In addition, a single selling shareholder, Granite Global Value Investments Ltd. (the “Selling Shareholder”) is offering up to 21,591,050 shares of our common stock currently outstanding (the “Selling Shareholder Offered Shares”) (collectively, the Company Offered Shares and the Selling Shareholder Offered Shares are referred to as the “Offering Shares”). We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

A minimum purchase of $10,000 of the Company Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Company Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Company Offered Shares will not be entitled to a refund and could lose their entire investments.

Upon qualification of this offering by the SEC, a total of $431,060 in principal and interest of outstanding convertible promissory notes (collectively, the “Subject Convertible Notes”) will, by the terms of the Subject Convertible Notes, be eligible for conversion into Offering Shares (the Offering Shares issued upon conversion of the Subject Convertible Notes are referred to as the “Conversion Shares”), at the election of their respective holders, at the offering price for all of the Offering Shares, $_____ [0.008-0.05] per share converted. (See “Use of Proceeds” and “Plan of Distribution”).

Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offering Shares.

We estimate that this offering will commence on or around March 21, 2022; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of class of securities offered and offeror of securities	Number of Shares Offered	Price Per Share		Commissions(1)		Proceeds to Company(2)(3)		Proceeds to Selling Shareholder(4)
Common Stock Offered By Our Company	250,000,000	$	[0.008-0.05]	$-0-	$	[2,500,000-12,500,000](5)		$-0-
Common Stock Offered by Selling Shareholder	21,591,050	$	[0.008-0.05]	$-0-		$-0-	$	[215,910-1,079,552]

(1) We do not intend to offer and sell the Company Offered Shares through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer of finder, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2) Does not account for the payment of expenses of this offering estimated at $23,000. See “Plan of Distribution.”

(3) Assumes that all of the Company Offered Shares offered are sold.

(4) Assumes that all of the Selling Shareholder Offered Shares offered are sold.

(5) The amount of proceeds received by us includes the $431,060 in principal and interest of the Subject Convertible Notes that, upon qualification of this offering by the SEC, may be converted into Company Offered Shares, at the election of their respective holders of the Subject Convertible Notes. After deducting the aggregate principal amount of the Subject Convertible Notes, we will receive cash proceeds from sales of the Company Offered Shares equal to $_______ [2,068,940-12,068,940].

Our common stock is quoted in the over-the-counter under the symbol “PSWW” in the OTC Pink marketplace of OTC Link. On February 18, 2022, the closing price of our common stock was $0.02 per share.

Investing in the Offering Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Series B Non-Convertible Preferred Stock, which preclude current and future owners of our common stock, including the Offering Shares, from influencing any corporate decision. The Series B Non-Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Non-Convertible Preferred Stock shall represent 80% of all votes entitled to be voted in all matters requiring shareholder approval. Our Chief Executive Officer, as the owner of all outstanding shares of the Series B Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offering Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offering Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page 4). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is February 23, 2022.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Principal Solar, Inc., a Delaware corporation, including its wholly-owned subsidiary: Bayou Road Investments, Inc., a Delaware corporation

Our Company

Our company was incorporated under the laws of the State of New York on February 25, 1972, under the name Greenstone Ad Agency, Inc. In October 2012, our company changed domicile to the State of Delaware and our corporate name changed to Principal Solar, Inc. In July 2018, we entered into a transaction whereby our Chief Executive Officer, K. Bryce Toussaint, acquired control of our company and, in December 2019, we entered into a series of transaction whereby we acquired the right to exploit a proprietary process (the “Tokata Process”) and utilize an associated apparatus useful in achieving enhanced oil production. In addition to these efforts, we have recently become a participant in the electric vehicle industry. Please see “Business,” for a complete description of our company and our business.

1

Offering Summary

Shares of common stock offered by us	250,000,000 shares of common stock, par value $0.001 (the Company Offered Shares).
Shares of common stock offered by the Selling Shareholder	21,591,050 shares of common stock, par value $0.001 (the Selling Shareholder Offered Shares).
Offering Price	$._____[$0.008-$.05] per Offering Share.
Shares Outstanding Before This Offering	264,141,013 shares issued and outstanding as of the date hereof
Shares Outstanding After This Offering	514,141,013 shares issued and outstanding, assuming the sale of all of the Company Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None.
Disparate Voting Rights	Our outstanding shares of Series B Non-Convertible Preferred Stock possess superior voting rights, which preclude current and future owners of our common stock, including the Offering Shares, from influencing any corporate decision. The Series B Non-Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Non-Convertible Preferred Stock shall represent 80% of all votes entitled to be voted in all matters requiring shareholder approval. Our Chief Executive Officer, K. Bryce (“Rick”) Toussaint, as the owner of all of the outstanding shares of the Series B Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offering Shares” and (“Security Ownership of Certain Beneficial Owners, Management and the Selling Shareholder”).
Investor Suitability Standards	The Offering Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.
Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “PSWW” in the OTC Pink marketplace of OTC Link.
Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.
Conversion of the Subject Convertible Notes	Upon qualification of this offering by the SEC, a total of $431,060 in principal and interest of the Subject Convertible Notes will, by the terms of the Subject Convertible Notes, be eligible for conversion into Company Offered Shares (the Conversion Shares), at the election of their respective holders, at the offering price for all of the Offering Shares, or $_____[0.008-0.05]. We would realize $431,060 of proceeds from the sale and issuance of the Conversion Shares and there would be __________[206,894,000-241,378,800] Company Offered Shares remaining for sale pursuant to this Offering Circular. (See “Use of Proceeds” and “Plan of Distribution”).
Use of Proceeds	We will apply the proceeds of this offering for product license payments, vehicle prototype development, natural gas reserves, professional consultants, executive compensation, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors	An investment in the Offering Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offering Shares.
Corporate Information	Our principal executive offices are located at 100 Crescent Court, Suite 700, Dallas, Texas 75201; our telephone number is 713-590-3636; our corporate website is located at www.pswwenergy.com. No information found on our company’s website is part of this Offering Circular

2

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

3

RISK FACTORS

An investment in the Offering Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offering Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Associated with the COVID-19 Pandemic

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

The COVID-19 pandemic did not require the closure of our operations. We did suspend in-person client and business development meetings in late March 2020, but resumed such efforts in the first half of 2021. During the timeframe in which in-person meetings were suspended, we reallocated resources to on-line client and business development.

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the nine months ended September 30, 2021, we incurred a net loss of $1,922,425 (unaudited) and, as of that date, we had an accumulated deficit of $31,642,121 (unaudited). For the year ended December 31, 2020, we incurred a net loss of $15,690,603 (unaudited) and, as of that date, we had an accumulated deficit of $29,626,183 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

Our financial statements are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied. Although we are confident with our accountant, Whitley Penn, LP, we are not required to have our financial statements audited by a certified Public Company Accounting Oversight Board (“PCAOB”). As such, our accountant does not have a third party reviewing the accounting. Our accountant may also not be up to date with all publications and releases put out by the PCAOB regarding accounting standards and treatments. This could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

We possess inadequate documentation for our financial statements from prior years and may have undiscovered liabilities and other items. Financial statements from prior years are not supported by adequate documentation. For example, with regard to our liabilities from earlier years, we are unable to document the amount of these liabilities, to whom they are owed, and the terms of these liabilities. As a result of such deficiencies, the Company may be faced with as yet undiscovered liabilities and other items that might impact the Company's financial statements. Additionally, the Company may be unable to produce audited financial statements.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

4

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our new business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we generated a net loss from operations, which makes an investment in the Offering Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in highly a competitive industry; and
•	future geopolitical events and economic crisis.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operations. As we have limited operations in our business and have yet to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in the oil extraction industry, which is a rapidly transforming industry. There is no guarantee that our products or services will remain attractive to potential and current users as this industry undergoes rapid change, or that potential customers will utilize our services.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our crude oil extraction or our electric vehicle business models. We are unable to offer assurance that we will be successful in establishing either our crude oil extraction business model or our electric vehicle business model. Should we fail to do so, you can expect to lose your entire investment in the Offering Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

5

Our management has a limited experience operating a company and is subject to the risks commonly encountered by early-stage companies. Although our executive officers have experience in operating small companies, they have not had to manage expansion of a company. Many investors may treat us as an early-stage company. In addition, management has not overseen a company with large growth. Because we have a limited operating history, our operating prospects should be considered in light of the risks and uncertainties frequently encountered by early-stage companies in rapidly evolving markets. These risks include:

•	risks that we may not have sufficient capital to achieve our growth strategy;
•	risks that we may not develop our product and service offerings in a manner that enables us to be profitable and meet our customers’ requirements;
•	risks that our growth strategy may not be successful; and
•	risks that fluctuations in our operating results will be significant relative to our revenues.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive could disrupt our operations and adversely affect the further development of our business. Our success in implementing our business strategies will depend, primarily, on the continued service of our Chief Executive Officer, K. Bryce Toussaint. The loss of service of Mr. Toussaint, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into an employment agreement with Mr. Toussaint. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the crude oil extraction industry or the electric vehicle industry. Rather, our plans for implementing our business strategies and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Natural disasters and other events beyond our control could materially adversely affect us. Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and, thus, could have a strong negative affect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the outstanding convertible notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Our operating expenses could increase without a corresponding increase in revenues. Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our consolidated financial results and on an investment in the Offering Shares. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

6

Changes in the economy could have a detrimental impact on our company. Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on the Company’s consolidated financial results and on your investment.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. In the future we may be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We believe that certain prior corporate actions undertaken by us pursuant to the purported authority and approval of our preferred stockholders, including our March 2011 reverse stock split, were completed without effective stockholder approval and in violation of state statutes. In March 2011, the Company paid approximately $89,007 to Pegasus Funds LLC (“Pegasus”) and issued two shares of Series A Super Voting Preferred Stock (the “Series A Super”) for finding a public shell company, for structuring the Principal Solar Exchange Agreement, and as compensation for monies paid by Pegasus in connection with the renewal of the Company’s charter. Among other powers provided to the Series A Super by the Board of Directors was that each share of Series A Super provided the holder thereof the right to vote a number of voting shares equal to the total number of shares of authorized common stock of the Company on any and all stockholder matters (effectively providing such Series A Super stockholders majority voting control over the Company). Subsequently, in March 2011, we, with the approval of our Board of Directors and the Series A Super stockholders (purporting to vote a majority of our outstanding voting shares) affected a 1 for 40 reverse split of our outstanding shares such that, each share of common stock of the Company then outstanding, par value $0.01 per share was exchanged for one-fortieth (0.025) of a share of common stock, which reverse stock split became effective with FINRA on May 25, 2011.

In connection with the due diligence associated with the preparation and filing of a registration statement, it came to the attention of our current management (who were appointed subsequent to the purported approval of the reverse stock split by the holders of the Series A Super as described above), that no preferred stock designation setting the preferences and rights (including the voting rights) of the Series A Super was ever filed with the Secretary of State of New York (where the Company was then domiciled) and as such Pegasus, as the holder of the Series A Super, did not obtain any valid voting rights associated with such Series A Super or have any rights in connection therewith. Consequently, the purported approval by Pegasus of the reverse split in March 2011 was not valid and such corporate action was in effect taken without valid stockholder approval in contravention of New York law.

7

Notwithstanding the above, the documentation relating to the reverse split was filed with, and accepted by, the Secretary of State of New York and approved by FINRA. Additionally, in October 2012 the Company re-domiciled to Delaware and adopted a new Certificate of Incorporation in connection with re-domiciling. As such, we believe that the reverse stock split was effectively retroactively approved by stockholders of the Company in connection with such re-domiciling (due to the approval by the Company’s stockholders of a new Certificate of Incorporation retroactively reflecting such reverse stock split). We could face liability and claims and could be forced to pay damages, take remedial actions, or further ratify the reverse stock split in the future, which costs and expenses could have a material adverse effect on our results of operations and liquidity. Furthermore, the fact that certain of our corporate actions were not affected properly, the perception in the marketplace that such corporate actions were not affected properly, or uncertainties associated therewith, could raise questions about our corporate governance and controls and procedures and result in the trading value of our common stock, if any, being lower than companies without similar issues.

Risks Related to Our Oil Extraction Business

Our crude oil extraction business strategies may not be successful. Should we fail to develop sales of our crude oil extraction technologies, our operations will be adversely affected.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected. We operate in a highly competitive environment. Our competition includes all other companies that are in the business of TEAL energy development or other energy development technologies. A highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets. If we are unable to compete successfully with other businesses in our existing market, we may not achieve our projected revenue and/or customer targets. We compete with both start-up and established energy development companies. Compared to our business, some of our competitors may have greater financial and other resources, have been in business longer, have greater name recognition and be better established in the energy markets.

We may not be able to successfully compete against companies with substantially greater resources. The industry(oil extraction) in which we operate in general is subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

Technological change and competition may render our products obsolete. The oil extraction industry continues to undergo rapid change, competition is intense, and we expect it to increase over time. Competitors may succeed in developing technologies and products that are more effective or affordable than those we are developing or that would render our products obsolete or non-competitive. Many of our competitors have substantially greater experience, financial and technical resources and production and development capabilities than we do. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than we can for technologies and products that are more effective and/or affordable than those we are developing.

8

We are dependent upon the level of activity in the oil and gas industry, which is volatile and has caused, and may cause future, fluctuations in our operating results. The oil and gas industry historically has experienced significant volatility. Demand for our products and services depends primarily upon the number of oil rigs in operation, the number of oil and gas wells being drilled, the depth and drilling conditions of these wells, the volume of production, the number of well completions, capital expenditures of other oilfield service companies and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period, particularly in the United States. The willingness of oil and gas operators to make capital expenditures to explore for and produce oil and natural gas and the willingness of oilfield service companies to invest in capital equipment will continue to be influenced by numerous factors over which we have no control, including the:

•	current and anticipated future prices for oil and natural gas;
•	volatility of prices for oil and natural gas;
•	ability or willingness of the members of the Organization of Petroleum Exporting Countries (“OPEC”) and other countries, such as Russia, to maintain or influence price stability through voluntary production limits;
•	sanctions and other restrictions placed on certain oil producing countries, such as Russia, Iran, and Venezuela;
•	level of production by non-OPEC countries including production from U.S. shale plays;
•	level of excess production capacity;
•	cost of exploring for and producing oil and gas;
•	level of drilling activity and drilling rig day rates;
•	worldwide economic activity and associated demand for oil and gas;
•	public health crises and other catastrophic events, such as the coronavirus outbreak at the beginning of 2020;
•	availability and access to potential hydrocarbon resources;
•	national government political requirements;
•	fluctuations in political conditions in the United States and abroad;
•	currency exchange rate fluctuations and devaluations;
•	development of alternate energy sources;
•	the acceptance of our electric vehicles, once produced; and
•	environmental regulations.

Expectations for future oil and gas prices cause many shifts in the strategies and expenditure levels of oil and gas companies, drilling contractors, and other service companies, particularly with respect to decisions to purchase services of the type we provide. Oil and gas prices, which are determined by the marketplace, may remain below a range that is acceptable to certain of our customers, which could reduce demand for our services and have a material adverse effect on our financial condition, results of operations and cash flows.

We could be adversely affected, if we fail to comply with any of the numerous federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters applicable to our businesses. Our business is subject to numerous federal, state and local laws, regulations and policies governing environmental protection, zoning and other matters. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, we may be required to make significant unanticipated capital and operating expenditures. We cannot assure you that our operations will continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to reduce or cease operations or conduct site remediation or other corrective action which could adversely impact our operations and financial condition.

9

Our businesses expose us to potential environmental, product or personal injury liability. Our businesses expose us to the risk that harmful substances may escape into the environment or a product could fail to perform or cause personal injury, which could result in:

•	personal injury or loss of life;
•	severe damage to or destruction of property; or,
•	environmental damage and suspension of operations.

Our future activities, could result in our facing substantial environmental, regulatory and other litigation and liabilities. These could include the costs of cleanup of contaminated sites and site closure obligations. These liabilities could also be imposed on the basis of one or more of the following theories:

•	negligence;
•	strict liability;
•	breach of contract with customers; or,
•	as a result of our contractual agreement to indemnify our customers in the normal course of business, which is normally the case.

We may not have adequate insurance for potential environmental, product or personal injury liabilities. While we maintain liability insurance, this insurance is subject to coverage limits. In addition, certain policies do not provide coverage for damages resulting from environmental contamination or may exclude coverage for other reasons. We face the following risks with respect to our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;
•	we may be faced with types of liabilities that will not be covered by our insurance;
•	our insurance carriers may not be able to meet their obligations under the policies; or,
•	the dollar amount of any liabilities may exceed our policy limits.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our consolidated financial statements.

The adoption of climate change legislation, restrictions on emissions of greenhouse gases, or other environmental regulations could increase our operating costs or reduce demand for our products. Environmental advocacy groups and regulatory agencies in the United States and other countries have been focusing considerable attention on the emissions of carbon dioxide, methane and other greenhouse gases and their potential role in climate change. The adoption of laws and regulations to implement controls of greenhouse gases, including the imposition of fees or taxes, could adversely impact our operations and financial condition. The U.S. Congress and other governments routinely consider legislation to control and reduce emissions of greenhouse gases and other climate change related legislation, which could require significant reductions in emissions from oil and gas related operations. Additionally, recent concerns regarding the potential impact of hydraulic stimulation, or “fracking,” activities have resulted in government officials promulgating regulations to impose certain operational restrictions and disclosure requirements on oil and gas companies. Changes in the legal and regulatory environment could reduce oil and natural gas drilling activity and result in a corresponding decline in the demand for our products and services, which could adversely impact our operating results and financial condition.

10

Risks Related to Our Electric Vehicle Business

Manufacturing and selling new products and technologies entails significant risks and uncertainties. A prototype vehicle for North America is in development and is expected to be completed by the fourth quarter of 2022. Thus, we have not yet manufactured any electric vehicles, nor is there any assurance that we will ever manufacture vehicles. In the future, delays or cost overruns in bringing to market our planned electric vehicles and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in contracting manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

We may experience significant delays or other complications in bringing to market new vehicles. Any significant delays or other complications in the manufacture and/or launch of our future vehicles, including, but not limited to, complications associated with launching our production or supply chain or regulatory approvals, could materially damage our brand, business, prospects, financial condition and operating results.

We face significant barriers in our attempt to produce our vehicle and, if we cannot successfully overcome those barriers, our business will be negatively impacted. Once a vehicle prototype has been completed, we will face significant barriers as we attempt to produce our vehicles, particularly a lack of capital. We do not yet have a manufacturing facility or manufacturing processes. We will need to contract with manufacturers with excess capacity to manufacturer our vehicles and certain components. In addition, the motor vehicle industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, and the need to establish sales and service locations. We must successfully overcome these and other manufacturing and legal barriers to be successful.

Our long-term success will be dependent upon our ability to achieve market acceptance of our vehicles. There is no guarantee that any of our vehicles, once developed and manufactured, will be successfully accepted by the general public. There is no guarantee that demand for our vehicles will meet our expectations.

Developments and improvements in alternative technologies such as hybrid engines or in the internal combustion engine, or continued low retail gasoline prices may materially and adversely affect the demand for our vehicles. Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways that we do not currently anticipate. If alternative energy engines or low gasoline prices make existing vehicles with greater passenger and cargo capacities less expensive to operate, we may not be able to compete with manufacturers of such vehicles.

Demand in the vehicle industry is highly volatile. Volatility of demand in the vehicle industry may materially and adversely affect our business prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for motor vehicle sales depends, to a large extent, on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. We will have fewer financial resources than more established vehicle companies to withstand changes in the market and disruptions in demand.

The unavailability, reduction or elimination of government and economic incentives in the U.S. and abroad, supporting the development and adoption of electric vehicles could have some impact on demand for our vehicles. Electric vehicles such as ours, benefit from certain government and economic incentives supporting the development and adoption of electric vehicles. In the United States and abroad, such incentives include, among other things, tax credits or rebates that encourage the purchase of electric vehicles. Notably, the quantum of incentive programs promoting electric vehicles is a tiny fraction of the amount of incentives that are provided to gas-powered vehicles through the oil and gas industries. Nevertheless, even the limited benefits from such programs could be reduced, eliminated or exhausted. Although we believe this will have little to no impact on demand for our vehicles as we are a niche player, there may be a negative impact on demand for our future vehicles by certain purchasers.

11

We will be subject to substantial regulation, which is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results. Motor vehicles are subject to substantial regulation under international, federal, state, local and foreign laws. Our vehicles will need to comply with many governmental standards and regulations relating to vehicle safety, fuel economy, emissions control, noise control, and vehicle recycling, among others. Compliance with all of these requirements may delay our production launch, thereby adversely affecting our business and financial condition. Also, we are subject to laws and regulations applicable to the import, sale and service of motor vehicles internationally. For example, we will be required to meet vehicle-specific safety standards that are often materially different from U.S. requirements, thus resulting in additional investment into the vehicles and systems to ensure regulatory compliance. These processes necessitate that foreign regulatory officials review and certify our vehicles prior to market entry. In addition, we must comply with regulations applicable to vehicles after they enter the market, including foreign reporting requirements and recall management systems. We will incur significant costs in complying with these regulations, and may be required to incur additional costs to comply with any changes to such regulations.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party's intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating certain components into, or offering goods or services that incorporate or use the challenged intellectual property;
•	pay substantial damages;
•	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;
•	redesign our vehicles or certain components; or
•	establish and maintain alternative branding for our products and services.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

12

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offering Shares

The outstanding shares of our Series B Non-Convertible Preferred Stock preclude current and future owners of our common stock from influencing any corporate decision. Our Chief Executive Officer, K. Bryce Toussaint, owns all of the outstanding shares of our Series B Non-Convertible Preferred Stock. The Series B Non-Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Non-Convertible Preferred Stock shall represent 80% of all votes entitled to be voted in all matters requiring shareholder approval. Mr. Toussaint will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners, Management and the Selling Shareholder”).

13

We have established preferred stock, which our Board of Directors can designate and issue without shareholder approval. We have remaining 500,000 shares of preferred stock authorized but undesignated. These shares of undesignated preferred stock may be issued by our Board of Directors from time to time, in one or more series, each series of which shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as adopted by our Board of Directors. Our Board of Directors is able to designate the powers and preferences of any such series of preferred stock without shareholder approval.

We have outstanding convertible debt instruments that could negatively affect the market price of our common stock. Certain of our outstanding convertible debt instruments could negatively affect the market price of our common stock, should their respective exercise prices, at the time of exercise, be lower than the then-market price of our common stock. We are unable, however, to predict the actual effect that the conversion of any such convertible debt instruments would have on the market price of our common stock. (See “Description of Securities—Convertible Promissory Notes”).

There is no minimum offering and no person has committed to purchase any of the Company Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Company Offered Shares or that we will sell enough of the Company Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Company Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offering Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offering Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).

14

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer our products and services; and
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offering Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offering Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

15

Shareholders who hold unregistered “restricted securities” will be subject to resale restrictions pursuant to Rule 144, due to the fact that we are deemed to be a former “shell company.” Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. While we do not believe that we are currently a “shell company”, we were previously a “shell company” and as such are deemed to be a former “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 may not be able to be made until we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act"), and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.” Because we are deemed to be a former “shell company”, none of our non-registered “restricted securities” will be eligible to be sold pursuant to Rule 144, until at least a year after the date that our Registration Statement is filed with the Commission, any non-registered securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after we have complied with the requirements of Rule 144. As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash. Furthermore, it will be harder for us to obtain funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future. Our status as a former “shell company” could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions, which could cause the value of our securities, if any, to decline in value or become worthless.

You will suffer dilution in the net tangible book value of the Offering Shares you purchase in this offering. If you acquire any Offering Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offering Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offering Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offering Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offering Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of September 30, 2021, was $2,584,711 (unaudited), or $0.0097 per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

16

The tables below illustrate the dilution to purchasers of Offering Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Company Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share	$.____[0.008-0.05]
Net tangible book value per share as of September 30, 2021 (unaudited)	$0.0097
Increase in net tangible book value per share after giving effect to this offering	$.____[0.0002-0.0152]
Pro forma net tangible book value per share as of September 30, 2021 (unaudited)	$.____[0.0099-0.0293]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.____[0.0001-0.0207]

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$.____[0.008-0.05]
Net tangible book value per share as of September 30, 2021 (unaudited)	$0.0097
Increase in net tangible book value per share after giving effect to this offering	$.____[0.0002-0.0168]
Pro forma net tangible book value per share as of September 30, 2021 (unaudited)	$.____[0.0099-0.0265]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.____[0.0001-0.0235]

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$.____[0.008-0.05]
Net tangible book value per share as of September 30, 2021 (unaudited)	$0.0097
Increase in net tangible book value per share after giving effect to this offering	$.____[0.0001-0.0130]
Pro forma net tangible book value per share as of September 30, 2021 (unaudited)	$.____[0.0098-0.0227]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.____[0.0002-0.0273]

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$.____[0.008-0.05]
Net tangible book value per share as of September 30, 2021 (unaudited)	$0.0097
Increase in net tangible book value per share after giving effect to this offering	$.____[0.0002-0.0078]
Pro forma net tangible book value per share as of September 30, 2021 (unaudited)	$.____[0.0098-0.0175]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.____[0.0002-0.0325]

17

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Company Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Company Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	62,500,000	125,000,000	187,500,000	250,000,000
Gross proceeds	$[500,000-3,125,000]	$[1,000,000-6,250,000]	$[1,500,000-9,375,000]	$[2,000,000-12,500,000]
Offering expenses	23,000	23,000	23,000	23,000
Net proceeds	$[477,000-3,102,000]	$[977,000-6,227,000]	$[1,477,000-9,352,000]	$[1,977,000-12,477,000]

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Company Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
IPTL Licensing Agreement	$	[5,000-1,400,000]	$	[200,000-3,000,000]	$	[250,000-4,200,000]	$	[350,000-5,000,000]
Business Development: EV Deposits	$	[5,000-100,000]	$	[50,000-100,000]	$	[75,000-100,000]	$	[100,000-100,000]
Natural Gas Reserves	$	[5,000-100,000]	$	[70,000-150,000]	$	[100,000-400,000]	$	[200,000-750,000]
Professional Consultants	$	[5,000-100,000]	$	[30,000-300,000]	$	[50,000-500,000]	$	[200,000-750,000]
Executive Compensation	$	[10,000-35,000]	$	[50,000-50,000]	$	[75,000-75,000]	$	[75,000-100,000]
General and Administrative	$	[10,000-85,000]	$	[125,000-125,000]	$	[175,000-175,000]	$	[175,000-200,000]
Working Capital	$	[5,940-835,940]	$	[125,940-1,820,940]	$	[295,940-2,795,940]	$	[395,940-4,495,940]
Plus the cash value of the amount attributable to the conversion of the Subject Convertible Note(1)		431,060		431,060		431,060		431,060

Total Net Proceeds	$	[477,000-3,102,000]	$	[997,000-6,227,000]	$	[1,477,000-9,352,000]	$	[1,977,000-12,477,000]

(1)	The Subject Convertible Notes were issued, as follows:
(a)	On May 21, 2021, we issued a $70,560 principal amount convertible redeemable promissory note with $7,560 in OID to AES Capital Management, LLC, in consideration of a $63,000 loan that bears interest at 6% per annum, that is due on May 21, 2022, and is convertible at AES Capital Management, LLC’s election, into Conversion Shares. The proceeds of this loan were used for general corporate purposes.
(b)	On September 10, 2021, we issued a $200,000 principal amount convertible redeemable promissory note with $40,000 in OID to Westland Properties, LLC, in consideration of a $160,000 loan that bears interest at 2% per annum, that is due on September 10, 2022, and is at Westland Properties, LLC’s election, into Conversion Shares. The proceeds of this loan were used for general corporate purposes.
(c)	On December 30, 2021, we issued a $150,000 convertible promissory note with $30,000 in OID to Coventry Enterprises LLC, in consideration of a $120,000 loan that bears interest at 10% per annum, that is due on December 30, 2022, and is at Coventry Enterprises LLC’s election, into Conversion Shares. The proceeds of this loan were used for general corporate purposes.

18

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industries in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

19

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 250,000,000 Company Offered Shares on a best-efforts basis, at a fixed price of $____[0.008-0.05] per Company Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

In addition, a single selling shareholder, Granite Global Value Investments Ltd. (the Selling Shareholder) is offering a maximum of 21,591,050 Selling Shareholder Offered Shares. We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

Upon qualification of this offering by the SEC, a total of $431,060 in principal and interest of the Subject Convertible Notes will, by the terms of the Subject Convertible Notes, be eligible for conversion into the Conversion Shares, at the election of their respective holders, at the offering price for all of the Offering Shares, or $_____[0.008-0.05]. (See “Use of Proceeds”).

There is no minimum number of Company Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Company Offered Shares in this offering through the efforts of our Chief Executive Officer, K. Bryce Toussaint. Mr. Toussaint will not receive any compensation for offering or selling the Company Offered Shares. We believe that Mr. Toussaint is exempt from registration as a broker-dealers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Toussaint:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Company Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8% of the gross offering proceeds from their sales of the Company Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8% on the sale of Company Offered Shares effected by the broker-dealer.

20

Procedures for Subscribing

If you are interested in subscribing for Company Offered Shares in this offering, please submit a request for information by e-mail to Mr. Toussaint at: kbrycetoussaint@gmail.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Company Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement for Company Offered Shares and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Company Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Company Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Company Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See State Qualification and Investor Suitability Standards below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $10,000 of the Company Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

21

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offering Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offering Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offering Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to qualify the Offering Shares in Colorado, Connecticut, Delaware, Georgia, Puerto Rico and New York. However, we may, at a later date, decide to qualify Offering Shares in other states. In the case of each state in which Offering Shares are offered and sold, we will qualify the Offering Shares for sale with the applicable state securities regulatory body or the Offering Shares will be offered and sold pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of offerees of the Offering Shares may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offering Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offering Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Company Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement for Company Offered Shares, we will either issue such investor’s purchased Company Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Company Offered Shares.

Transferability of the Offering Shares

The Offering Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offering Shares, these materials will not give a complete understanding of our company, this offering or the Offering Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offering Shares.

22

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 1,000,000,000 shares of common stock, $.001 par value per share; and (b) 2,000,000 shares of Preferred Stock, $.001 par value per share, 500,000 shares of which have been designated Series A Preferred Stock and 1,000,000 shares of which have been designated Series B Non-Convertible Preferred Stock.

As of the date of this Offering Circular, there were (x) 264,141,013 shares of our common stock issued and outstanding held by 233 holders of record; (y) no shares of Series A Preferred Stock were issued and outstanding; and (z) 1,000,000 shares of Series B Non-Convertible Preferred Stock were issued and outstanding held by one (1) holder of record. In addition, a total of approximately 464,900,000 shares are reserved for issuance under convertible instruments.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Delaware law or our Certificate of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

In addition, all of the issued and outstanding shares of Series B Non-Convertible Preferred Stock are owned by our Chief Executive Officer, K. Bryce Toussaint. Mr. Toussaint, thus, controls all corporate matters of our company. (See “Security Ownership of Certain Beneficial Owners, Management and the Selling Shareholder” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Non-Convertible Preferred Stock

Voting. The Series A Non-Convertible Preferred Stock does not possess voting rights.

23

Dividends. Holders of Series A Non-Convertible Preferred Stock shall be entitled to a semiannual interest payment equal to 8% per annum of the amount invested from the date of issuance. Such dividend payment will be made on or before July 15th and on or before January 15th of each calendar year, on each outstanding share of Series A Non-Convertible Preferred Stock.

(a)	Such dividends may be paid, at the sole election of the Holder, either in (1) cash, (2) shares of our common stock, (3) shares of any of our other equity securities or (4) any combination of the foregoing, provided that funds and/or equity securities are legally available to pay such dividends. If the Holder elects and we are to pay dividends in shares of our common stock, preferred stock and/or any other equity securities of our company, such dividends shall be paid in full shares only, with any shares to be rounded up to a full share for any fractional share to be paid.

(b)	No dividend payment shall be made on or with respect to any shares of Junior Stock (defined below), unless, prior thereto, all unpaid dividends on any shares of Series A Non-Convertible Preferred Stock shall have been paid on all then-outstanding shares of Series A Non-Convertible Preferred Stock.

(c)	Dividends on Series A Non-Convertible Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the original issue date on a simple interest basis.

Stated Value. Each share of Series A Non-Convertible Preferred Stock shall have a stated value of $2.00.

Redemption. We will redeem each share of Series A Non-Convertible Preferred Stock on or before the third anniversary from the date of issuance. The redemption shall include any accrued and unpaid dividends.

Priority Rights. The Series A Non-Convertible Preferred Stock shall rank, as to payment of dividends, rights to distribution of assets upon liquidation, dissolution rights and/or winding up rights of our company and such other items as may arise from time to time: senior to the shares of (a) our common stock and (b) any other class or series of capital stock issued by us which, by its terms, does not expressly rank senior to, or on a parity with, the Series A Non-Convertible Preferred Stock ( the “Junior Stock”).

Series B Non-Convertible Preferred Stock

Voting Rights. Except as otherwise required by law or by our Certificate of Incorporation, the outstanding shares of Series B Non-Convertible Preferred Stock shall vote together with the shares of our common stock and other voting securities of our company as a single class and, regardless of the number of shares of Series B Non-Convertible Preferred Stock outstanding and as long as at least one of such shares of Series B Non-Convertible Preferred Stock is outstanding, shall represent 80% of all votes entitled to be voted at any annual or special meeting of our shareholders or action by written consent of shareholders. Each outstanding share of the Series B Non-Convertible Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

Dividends. The holders of Series B Non-Convertible Preferred Stock shall not be entitled to receive dividends.

Stated Value. Each share of Series B Non-Convertible Preferred Stock shall have a stated value of $1.00.

Conversion or Redemption. The shares of Series B Non-Convertible Preferred Stock shall have no rights of conversion into shares of our common stock.

24

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of shares of the Series B Non-Convertible Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our shareholders whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

Priority Rights. The Series B Non-Convertible Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (a) rank senior to any of the shares of our common stock and any other class or series of stock which, by its terms, shall rank junior to the Series B Non-Convertible Preferred Stock, and (b) rank junior to any other series or class of our preferred stock and any other class or series of stock which, by its terms, shall rank senior to the Series B Non-Convertible Preferred Stock.

Restriction on Changes. So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, we shall not, without first obtaining the approval (by vote or written consent as provided by the Delaware General Corporation Law) of the holders of at least a majority of the then-outstanding shares of Series B Non-Convertible Preferred Stock: (a) alter or change the rights, preferences or privileges of the Series B Non-Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any of our capital stock so as to affect adversely the Series B Non-Convertible Preferred Stock; (c) create any new class or series of capital stock having a preference over the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of our company; (d) create any new class, or series of capital stock ranking pari passu with the Series B Non-Convertible Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of our company; (e) increase the authorized number of shares of Series B Non-Convertible Preferred Stock; (f) issue any shares of Series B Non-Convertible Preferred Stock; (g) issue any additional shares senior to the Series B Non-Convertible Preferred Stock; or (h) or declare or pay any cash dividend or distribution on any shares junior to the Series B Non-Convertible Preferred Stock.

If holders of at least a majority of the then-outstanding shares of Series B Non-Convertible Preferred Stock agree to allow us to alter or change rights, preferences or privileges of the shares of Series B Non-Convertible Preferred Stock, then we shall deliver notice of such approved change to the holders of the Series B Non-Convertible Preferred Stock that did not agree to such alteration or change.

So long as any shares of Series B Non-Convertible Preferred Stock are outstanding, we shall not alter or change any of the powers, preferences, privileges or rights of the Series B Non-Convertible Preferred Stock, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Non-Convertible Preferred Stock, as to changes affecting the Series B Non-Convertible Preferred Stock.

We will not, by amendment of our Certificate of Incorporation or through any reorganization. recapitalization. transfer of assets. consolidation. merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by us, but will, at all times, in good faith, assist in the carrying out of all these provisions and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Non-Convertible Preferred Stock against impairment.

Reorganization. If, at any time or from time to time, there shall be (a) a merger or consolidation of our company with or into another corporation, (b) the sale of all or substantially all of our capital stock or assets to any other person, (c) any other form of business combination or reorganization in which our company shall not be the continuing or surviving entity of such business combination or reorganization or (d) any transaction or series of transactions by our company in which in excess of 50 percent of our company’s voting power is transferred (each a “Reorganization”), then, as a part of such Reorganization, provision shall be made so that the holders of the Series B Non-Convertible Preferred Stock shall, thereafter, be entitled to receive the same kind and amount of stock or other securities or property (including cash) of our company or of the successor corporation resulting from such Reorganization.

25

Convertible Promissory Notes

As of December 31, 2021, we had outstanding a total of four separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Accrued Interest ($)	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
12/30/2021	155,000	150,000	5,000	12/30/2022	58% of share trading price of a pre-determined period or into the Conversion Shares	Coventry Enterprises LLC (Jack Bodenstein)	Loan
9/10/21	202,000	200,000	2,000	9/10/2022	Into the Conversion Shares	Westland Properties, LLC (Jacob Tal)	Loan
5/21/2021	74,060	70,560	3,500	5/21/2022	58% of share trading price of a pre-determined period or into the Conversion Shares	AES Capital Management, LLC (Eli Safdieh)	Loan
7/30/2020	5,725	5,000	725	7/30/2021	At par value	Jeanne Stefonetti	Loan

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board,

or our president, or as otherwise provided under Delaware law.

Transfer Agent

We have retained the services of Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Heights, New Jersey 07716, as the transfer agent for our common stock. Olde Monmouth Stock Transfer’s website is located at: www.oldemonmouth.com. No information found on Olde Monmouth Stock Transfer’s website is part of this Offering Circular.

26

BUSINESS

History

Background. Principal Solar, Inc. is the successor company to Kupper Parker Communications, Inc. (“KPCG”), having been created in March 2011 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of March 15, 2011, between Principal Solar, Inc. (a Texas corporation, “Principal Solar Texas”) and KPCG. Upon completion of the transactions contemplated by the Exchange Agreement, as described in more detail below, KPCG’s name was changed to Principal Solar, Inc.

The Company was originally incorporated under the laws of the State of New York on February 25, 1972, under the name Greenstone Ad Agency, Inc. and subsequently changed its name to Greenstone & Rabasca Advertising, Inc. On December 16, 1988, the Company changed its name to Greenstone Rabasca Roberts, Inc. In April 1991, the then stockholders of the Company approved a name change to Greenstone Roberts Advertising, Inc.

In September 2000, KPCG completed a reverse merger with Greenstone Roberts Advertising, Inc. (which we refer to as "GRAI"), a publicly traded company based in Melville, NewYork that operated as a traditional advertising agency without offering additional "below the line" marketing communications services, such as public relations services, direct marketing and database marketing services, and sales promotion services. Under the terms of the merger agreement, KPCG management assumed management of the merged operations, and the resulting merged operations were renamed Kupper Parker Communications, Incorporated.

In March 2011, the Company paid approximately $89,007 to Pegasus Funds LLC (“Pegasus”) and issued two shares of Series A Super Voting Preferred Stock (the “Series A Preferred Stock”) for finding a public shell company and for structuring the Principal Solar Exchange Agreement and as compensation for monies paid by Pegasus in connection with the renewal of the Company’s charter. The designation of the Series A Preferred Stock was never filed with the Secretary of State of New York and as such, the Series A Preferred Stock never became effective with New York. The Board of Directors approved the following rights and privileges for the Series A Preferred Stock:

•	The total number of Series A Preferred Stock was two (2) shares;
•	The Series A Preferred Stock was not entitled to receive any special dividends;
•	The Series A Preferred Stock ranked senior to all other preferred or common stock outstanding of the Company;
•	The Series A Preferred Stock had a par value of $1.00 per share;
•	Each share of Series A Preferred Stock was redeemable by the Company at any time for $110,000;
•	The Series A Preferred Stock had no liquidation preference; and
•	Each share of Series A Preferred Stock provided the holder thereof the right to vote a number of voting shares equal to the total number of shares of authorized common stock of the Company on any and all stockholder matters.

In March of 2011, KPCG management and Pegasus, as the holder of our Series A Preferred Stock, agreed to a 1 for 40 reverse split of the outstanding shares such that, each share of common stock then outstanding, par value $0.01 of the Company was exchanged for one-fortieth (0.025) of a share of common stock, which became effective with FINRA on May 25, 2011. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split, the Company rounded any resulting fractional shares up to the nearest whole share. As described above, no Series A Preferred Stock designation was ever filed with New York, and as such, the rights and privileges described above as approved by the Board of Directors in connection with the Series A Preferred Stock were never valid or effective and the Series A Preferred Stock never had any valid voting rights. Consequently, we face risks, including risks associated with the fact that the reverse split was not validly approved by our stockholders, as described in greater detail above under “Risk Factors—Risks Related to Our Company.”

27

Effective in October 2012, the Company redomiciled by way of the merger of the Company into its wholly-owned Delaware subsidiary, Principal Solar, Inc., into a Delaware corporation. In connection with the redomiciling, the Company increased its authorized common stock to 300,000,000 shares of common stock, $0.01 par value per share and authorized 100,000,000 shares of Class A Preferred Stock, par value $0.01 per share. Unless otherwise stated or the context would require otherwise, all share amounts disclosed throughout this Prospectus retroactively take into account the reverse split.

Exchange Agreement. Principal Solar Texas was incorporated in Texas in July 2010 (“Principal Solar Texas”). Effective as of March 7, 2011, the Company, Principal Solar Texas, the stockholders of Principal Solar Texas who included certain of our officers and directors, and Pegasus entered into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the stockholders of Principal Solar Texas exchanged all 10,430,734 shares of that company’s outstanding common stock for 10,430,734 newly issued shares of the Company, constituting approximately 82% of the Company’s post-exchange outstanding shares, when factoring in the Preferred Stock Exchange. Additionally, a required term and condition of the Exchange Agreement was the exchange by Pegasus of the two shares of Series A Preferred Stock which it held for 2,138,617 shares of the Company’s common stock (the “Preferred Stock Exchange”). Immediately subsequent to the consummation of the transactions contemplated by the Exchange Agreement, including, but not limited to the reverse stock split, the stockholders of the Company prior to the Exchange Agreement held 157,322 shares of our common stock, representing approximately 1.25% of our outstanding common stock at the time. Subsequent to the closing of the Exchange in April 2011, we merged Principal Solar Texas into the Company with the Company surviving the merger. The Company previously filed reports with the Securities and Exchange Commission pursuant to Section 13 and 15(d) of the Exchange Act of 1934, as amended; provided that in August 2016, the Company filed a Form 15 with the Securities and Exchange Commission which suspended the Company’s requirement to file such reports.

Change in Control. On July 20, 2018, the Company issued to Bayou Road Investments, Inc. (“Bayou Road”) 6,274,879 shares of its $.01 par value Common Stock representing approximately 51% of the post-issuance outstanding and reserved shares of the Company, thereby effecting a change of control. At the time of Bayou Road’s acquisition of shares of the Company, Bayou Road was wholly owned and controlled by PSWW’s Chief Executive Officer, K. Bryce Toussaint. The issuance of shares of the Company’s Common Stock was made in consideration of Bayou Road assuming all recorded liabilities of the company.

Tokata Distribution Agreement. On December 2, 2019, Bayou Road Investments, Inc. (Bayou Road) entered into a five year license agreement with Tokata Oil Recovery™, Inc. (“Licensor”) which granted Bayou Road the right to utilize the proprietary process of the Licensor (the “Tokata Process”) and utilize its apparatus for enhanced oil production. The license agreement provides Bayou Road with the right to utilize the Tokata Process and to utilize the technology to provide services to third parties and for the Company to use for its own purposes. Pursuant to the terms of the Tokata Licensing Agreement, the Company received an exclusive license for the Tokata Process in the states of Oklahoma and Louisiana. Licensor receives as payment for the use of the Tokata Process a minimum of $50,000.00 annually, the cost of the licensed item plus 15% and 2,000,000 restricted shares of our common stock

Securities Purchase Agreement. On December 27, 2019, Momentum NRG Group, LLC (“NRG”), a Texas limited liability company, which is wholly owned by our Chief Executive Officer, K. Bryce Toussaint, purchased 6,274,879 shares of our common stock from Bayou Road for a promissory note of $1,000,000.00. The promissory note’s principal and interest are payable to the Company and it accrues interest at 8% per annum. In addition, Bayou Road received a security interest in NRG’s 6,274,879 shares of our common stock.

Share Exchange Agreement. On December 27, 2019, the Company consummated the acquisition of Bayou Road. Bayou Road was wholly owned by PSWW’s Chief Executive Officer, K. Bryce Toussaint. Pursuant to the terms of the Share Exchange Agreement, K. Bryce Toussaint received 1,000,000 shares of Series B Non-Convertible Preferred Company stock and the Company received all of the outstanding shares of Bayou Road. Bayou Road became a wholly owned subsidiary of the Company. The transaction resulted in $302,751 of Goodwill being recognized by the Company.

28

e-Trucks

EV Truck Focus.

Electrification could significantly help the global road freight transportation sector lower its carbon emissions;

Everything from battery weight and performance to the infrastructure supporting charging points and how the sector is regulated must be considered to aid the transition to electric transport, trucks and long-range heavy-duty vehicles;

Progress is underway: the European Automobile Manufacturers Association expects 200,000 electric trucks to be on the road by 2030.

Global road freight transportation accounts for 2.9 gigatonnes a year of tailpipe CO2 emissions. Electrification is increasingly considered to be a viable decarbonization option that will benefit from the innovations taking place in electric passenger vehicle transport.

Acquisition of Double H Services. We recently announced the finalization of the terms for our acquisition of Double H Services ("Double H"). Upon closing, we believe the acquisition will benefit Principal as Double H possesses existing revenues, assets and a customer base asking for environmentally friendly solutions that can meet their logistics needs, which are currently served by traditional diesel-fueled Class 8 trucks. ("Class 8" is a Department of Transportation / Federal Highway Administration designation based on a truck's weight and utility). This type of truck is commonly referred to as an eighteen-wheeler or semi-truck.) In 2020, Double-H deployed 17 diesel-fueled Class 8 trucks into the Mid-con region to increase its share of the agricultural, flatbed, and dry-van transportation markets. These vehicles could be upgraded or replaced with hybrid or fully electric vehicles purchased by Double H from Principal's heavy EV solutions partners, thereby potentially providingmarketing advantages and cost savingsto Double H as well as revenues to Principal's other investments.

Strategic Investments in "Ready to Go" Heavy Electric Vehicle Technologies. Principal's EV-focused Nexteal subsidiary has made two investments in heavy electric vehicle conversion technology companies. eTruck Transportation ("eTruck") is nearing completion of two hybrid Class-6 demonstration vehicles and launched its corporate website (www.etruckus.com) in the last quarter of 2021. eTruck's hybrid conversion systems offer the potential to significantly reduce fuel costs without the need for large charging infrastructure. A video of eTruck's Class 8 demonstration vehicle is viewable here: https://youtu.be/tOVcmY2tdno. Principal Solar has a minority equity interest in eTruck.

Recently, the Company received both exclusive and non-exclusive rights to manufacture and distribute fully electric heavy vehicles in North American markets through a licensing agreement with InfraPrime Logistics Technologies ("IPLT"), an India-based company focused on EV technologies and infrastructure. A video introduction of IPLT's Indian market Rhino Heavy EV is viewable here: https://youtu.be/hhY77lpNMTo. The prototype vehicle for North America is in development and is expected to be completed by the fourth quarter of 2022.

Regulation. Governments and cities have introduced regulations and incentives to accelerate the shift to sustainable mobility. Regulators worldwide are defining more stringent emissions targets. The European Union presented its "Fit for 55" program, which seeks to align climate, energy, land use, transport, and taxation policies to reduce net greenhouse gas emissions by at least 55% by 2030, and the Biden administration introduced a 50 percent electric vehicle (EV) target for 2030. Beyond such mandates, most governments are also offering EV subsidies.

Cities are working to reduce private vehicle use and congestion by offering greater support for alternative mobility modes like bicycles. Paris announced it will invest more than $300 million to update its bicycle network and convert 50 kilometers of car lanes into bicycle lanes. Many urban areas are also implementing access regulations for cars. In fact, over 150 cities in Europe have already created access regulations for low emissions and pollution emergencies.

29

Consumer Behavior. Consumer behavior and awareness are changing as more people accept alternative and sustainable mobility modes. Inner city trips with shared bicycles and e-scooters have risen 60 percent year-over-year and the latest McKinsey consumer survey suggests average bicycle use (shared and private) may increase more than 10 percent in the post-pandemic world compared with pre-pandemic levels. In addition, consumers are becoming more open to shared mobility options. More than 20 percent of Germans surveyed say they already use ride-pooling services (6 percent do so at least once per week), which can help reduce vehicle miles traveled and emissions.

Technology. Industry players are accelerating the speed of automotive technology innovation as they develop new concepts of electric, connected, autonomous, and shared mobility. The industry has attracted more than $400 billion in investments over the last decade-with about $100 billion of that coming since the beginning of 2020. All this money targets companies and start-ups working on electrifying mobility, connecting vehicles, and autonomous driving technology. Such technology innovations will help reduce EV costs and make electric shared mobility a real alternative to owning a car or commercial vehicle.

Electrification will play an important role in the transformation of the mobility industry and presents major opportunities in all vehicle segments, although the pace and extent of change will differ. To ensure the fast, widespread adoption of electric mobility, launching new EVs in the market is an important first step. In addition, the entire mobility ecosystem must work to make the transformation successful, from EV manufacturers and suppliers to financers, dealers, energy providers, and charging station operators-to name only a few.

Markets Are Increasingly Electrified. Buses, garbage trucks, delivery vans, and mining vehicles are going electric on a significant scale. These account for around a third of commercial vehicle fuel use, while long-range heavy-duty vehicles (HDV) make up the remaining two thirds. For trucks, the payload is a critical component and regulations limit the total vehicle weight. Today's diesel trucks' curb weight is about a third of a vehicle's maximum loaded weight. A few years ago, the idea of an electric truck seemed far-fetched but this is changing owing to battery innovations.

In Europe, 50-60% of freight is transported less than 500 kilometres. A battery for such a range would reduce the payload by around 15%, but an extra two tonnes of weight allowance for electric trucks is being discussed. Battery-powered electric trucks for sale today typically have a 150-kilometre to 200-kilometre range. Further improvement is needed and many OEMs (original equipment manufacturers) are positioning themselves for the transition.

The European Automobile Manufacturers Association (ACEA), for example, expects 200,000 electric trucks to be on the road by 2030, around 4% of the total fleet. California also has ambitious plans for electrification of its freight fleet and across the US 54,000 heavy-duty electric trucks are expected on the road by 2025. Most electric trucks can be found in China, a leader in segments such as electric garbage collection trucks. Chinese manufacturer BYD will soon replace 15,000 internal combustion engine trucks used in Shenzhen with electric versions. This follows the introduction of 60,000 electric light-trucks and vans over the past three years. Approximately 35% of Shenzhen's total fleet of urban delivery vehicles is already electric.

Emission reduction measures to decarbonize the road freightsector by 2050 - direct use of electricity may account for almost half of the emission reductions

Truck fleet owners getting onboard. The business model for delivery vans and trucks is based on the volume of cargo, which means the weight of batteries is not an issue. Stricter urban air quality requirements are instead an important driver in this segment. DPD Switzerland, for example, has stressed the fact that electric vehicle solutions are available today, as opposed to hydrogen-based solutions; while DHL has highlighted the importance of truck-charging corridors and clusters to jumpstart the transition.

HDV charging will differ from electric passenger cars in some aspects. However, the experience with electric-buses in an increasing number of cities is now informing the HDV market, for example, in terms of charging approaches and the use of digitalization and Internet of Things solutions that facilitate systems integration.

30

Regulations and policies paving the way. Regulation has a critical role to play in providing a stable investment environment for the rollout of electric HDVs and the necessary charging infrastructure. In Europe, Regulation (EU) 2019/1242 sets CO2 emission standards for HDVs and states that from 2025, manufacturers will face increasingly strict CO2 targets and truck manufacturers are reacting. OEMs including Daimler Trucks, the world's largest truck manufacturer, will sell only zero-emission vehicles by 2039. Other major truck makers are also making the shift to electric vehicle production, like Volvo Trucks, Renault Trucks and MAN, as well as new entrants such as Tesla, Nikola and Rivian.

The revisions of European regulations, including the Batteries Directive (BD), will facilitate rapid deployment of charging infrastructure and enabling technologies. Charging infrastructure is one of the seven lighthouse projects in European green recovery plan.

Other regions showing important activity are California and other parts of the US, where we see the California ACT (advanced Clean Trucks Rule), the drive to zero initiative and ongoing work to promote global charging standards and technologies for hastened deployment and reduced cost. International collaboration may speed up the adoption of common standards.

Factors Affecting Our Performance. The growth and future success of our business depends on many factors. While these factors present significant opportunities for our business, they also pose risks and challenges, including those discussed below and in the section of this Offering Circular titled "Risk Factors," that we must successfully address to achieve growth, improve our results of operations, and generate profits.

•	Ability to Develop and Launch New Offerings. Our ability to grow revenue and expand margins will depend on our ability to develop and launch new vehicle platforms and programs. Our future financial performance will also depend on our ability to offer services that deliver an intuitive and seamless customer experience.

•	Ability to Attract New Customers. Our growth will depend in large part on our ability to attract new commercial customers. We are in the very early stages of planning, much less growth, and we expect to substantially raise brand awareness by connecting directly with our community through engaging content, rich digital experiences, and immersive events. We anticipate that these activities will lead to pre-orders and deliveries, and, as a result, increase our base of customers. An inability to attract new customers would substantially impact our ability to grow revenue or improve our financial results.

•	Ability to Scale our Ecosystem and Brand Experience. Our go-to-market strategy requires us to scale our ecosystem quickly and effectively, including our future technology platform and product development and operational infrastructure, to deliver a seamless customer experience. Our future success will also depend on our ability to further develop and leverage a proprietary technology platform. Our ability to enhance our product design, engineering, and manufacturing capabilities and expand our delivery and service operations, charging network, and customer service will be critical for supporting growth. We believe our long-term ability to achieve our financial targets will depend on our ability to cost effectively scale these elements, while also delivering a unified customer and brand experience consistent with our adventurous brand commitment.

•	Ability to Convert our Customers to Subscribers of our Services. Services are a key part of our growth strategy, driven by initial attach rate, member retention, and the subsequent adoption of future service offerings. We intend to offer a variety of services, including financing and insurance, vehicle maintenance and repair, membership, software and charging solutions, that we believe will grow our revenue outside of vehicle sales. As we increase our base of customers and expand our services portfolio, we expect our customers to expand their usage of our service offerings over the full life cycle of their vehicle ownership. We believe the services portion of our business will have the benefit of creating a higher margin, recurring revenue stream for each vehicle, therefore improving our margin profile. Our ability to grow revenue and our long-term financial performance will depend in part on our ability to drive adoption of these offerings.

31

•	Ability to Invest in our Production and Capabilities. We believe that customer acquisition and retention is contingent on our ability to produce innovative offerings, including vehicles that deliver the broadest combination of performance, utility, and capability, as well as services that enhance the ownership journey through new features, functions, and a best-in-class customer experience. We expect to experience additional losses, which could delay our ability to achieve profitability and positive operating cash flow. Furthermore, we anticipate that these future investments will require significant external debt and/or equity financing.

•	Ability to Develop and Manage a Resilient Supply Chain. Our ability to manufacture vehicles and develop future solutions is dependent on the continued supply of input materials, including metals, battery cells, and semiconductors. Fluctuations in the cost of materials, supply interruptions, or material shortages could materially impact our business. For example, the recent global semiconductor supply shortage is having wide-ranging effects across the automotive industry, and will impact our operations and financial performance, along with those of many automotive suppliers and manufacturers that incorporate semiconductors into their products. We will experience and may continue to experience cost fluctuations or disruptions in supply of input materials that could impact our financial performance.

•	Ability to Grow in New Geographies. We plan to invest in and grow our business outside in the United States and Canada.

•	Seasonality. Historically, the automotive industry has experienced higher revenue in the spring and summer months. We do not expect such seasonality in demand to significantly impact our operations in the near-term because we are in the startup phase; however, we may experience seasonal variations in our business in the long-term.

•	Impact of the COVID-19 pandemic. Beginning in 2020, public health and governmental authorities have taken extraordinary steps to contain and combat the outbreak and spread of COVID-19, including associated variants, throughout the world. Consistent with these actions, in combination with recommendations by public health officials, many of our personnel have been working remotely.

•	Additionally, COVID-19, including associated variants, may cause disruptions to and delays in our operations, including shortages and delays in the supply of certain parts, including semiconductors, materials, and equipment necessary to produce our vehicles in the future. We may be required to adapt various internal designs and processes to remedy or mitigate impacts of such disruptions and delays on our production timeline, which will result in higher costs.

•	The full extent of the future impact from the pandemic on our operational and financial performance is currently uncertain and will depend on future developments outside of our control, including the duration, extent and intensity of the pandemic, the effectiveness and availability of vaccines, and actions taken by public health organizations and governmental authorities. We will continue to monitor these conditions and remain flexible, evolving our business and processes as appropriate.

E-3 Petroleum: Environmentally Responsible Oil and Gas Endeavors

There are at least 3.2 million known abandoned oil wells in the United States, and more than half are estimated to be in Oklahoma, Texas, and Pennsylvania. We believe that our subsidiary E-3 Petroleum's ("E-3") strategy of acquiring, remediating, and operating abandoned wells in an environmentally responsible manner is demonstrating real potential to be a major source of scalable, high-margin income for the Company in the coming months.

Well testing during May and June revealed that our Danbury dome project in Brazoria County, Texas has the potential to produce commercial amounts of natural gas in excess of our expectations for oil production. Guided by our bullish outlook on the natural gas market and Principal's corporate policy of environmental stewardship, we decided to temporarily shut the wells in rather than flare the gas directly into the atmosphere. Though this decision has delayed our planned production schedule, we are taking advantage of the situation as an opportunity to invest in the compression and pipeline gathering equipment needed to sell our newly discovered natural gas resource to the local pipeline.

To maximize efficiency and deliverability, we have hired a new operator and an engineering firm specializing in natural gas production. We remain positive on the Danbury Dome project's short- and long-term prospects, particularly now that we have potentially discovered commercial quantities of natural gas, which could be an additional source of income for the Company.

32

Tokata Oil Recovery System

We are saddened to share with you the news of the untimely and unexpected passing this past year of Tom Westbrook, our esteemed colleague on our TORS project. Understandably, Tom's passing has delayed our rollout of this tertiary oil recovery technology. Our thoughts are with his family, friends, and coworkers.

In 2021, the Company licensed the territorial rights to two additional states from Tokata, and we expect to begin installing the TORS system on abandoned and orphaned wells in Oklahoma during the fiscal year 2022.

The Tokata oil recovery process has been successfully utilized by the Licensor for several years. The Licensor has received patent protection of its Tokata Process technology in the United States. Our recovery platform is a new and innovative oil recovery production system for marginal/stripper wells. Our turnkey, fully integrated, portable oil recovery platform can be deployed quickly and economically to recover oil from previously producing oil wells with known reserves. The Tokata Oil Recovery System® does not pull up measurable amounts of water, therefore, costly oil/water separation is not necessary nor is there a need for expensive on-site remediation for hydrocarbon-laced water.

Utilizing our inexpensive Tokata Process Technology, set-up costs and production “lifting” costs are substantially lower, thereby dramatically reducing the oil producer’s costs. In addition, the recovered crude has no statistically significant water contamination, eliminating the need for separation before refining. The common denominator among all previously developed oil recovery techniques is the considerable capital required to tap each well, substantial lifting costs and considerable cost of separating water from the crude, not to mention the additional insurance required based on the environmental pollution exposure involved in the several processes. When compared to our competition, the Tokata Process achieves results with a fundamentally higher Energy Return On Investment (EROI).

Our method of pumping tertiary oil is “The Greenest of Green Technology” because we utilize: a) minimal energy requirements per barrel (bbl) of lifted crude, with up to 95% less energy cost; and b) our solar expertise to determine if any wellhead locations are suitable to use solar energy to power the oil pump.

Unique to the marginal/stripper well industry is the Tokata Process’ nominal unit costs, which together with commensurate low deployment, maintenance and lifting costs result in an above-industry-average EROI.

Any oilfield that can be classified as a stripper or marginal producing field (less than 10 BOPB) is a potential candidate for the TORS™ system. The referenced cost savings can be achieved in almost any stripper field. TORS™ proprietary technology is naturally hydrophobic. TORS™ draws oil to the wellbore and leaves water behind. Whether the oilfield was a water heavy producer, or water driven field, or if it was primarily pressure driven recovery with little or no water production is of no consequence to the TORS™ system. Since TORS™ is not a pressure driven artificial lift mechanism, the Tokata system does not pull the water from the strata below up into the oil bearing strata. The Tokata system produces the oil in the oil bearing strata, leaving the water in situ.

Our initial target customer is one with several smaller marginal or “stripper “oil wells that have experienced reduced oil production. The Interstate Oil and Gas Compact Commission (IOGCC) defines a marginal or stripper well as a well that the produces 10 barrels of oil or 60 Mcf (1,000 cubic feet) of natural gas per day or less. Generally, these wells started their productive life producing much greater volumes using natural pressure. Over time, the natural pressure decreases and oil production drops. That is not to say that the oil reservoirs, which feed the wells, are necessarily depleted. We also intend to target newer wells that were drilled in the last 10 years that have experienced declined production.

The Tokata Oil Recovery System (TORS™) is not a pressure driven system. The natural pressure in an oil field declines over time which is the reason for declining production curves. The higher the initial pressure the steeper the declining curve. The TORS™ system is perfect for oil fields that have reached the marginal production/stripper stage oftheir lives. The TORS™ system’s proprietary technology is not based upon or affected by the historical pressure or production profile of the subject oilfield. Tokata calibrates each well using the Tokata Oil Recovery System™ to find a sustainable production level.

33

The Tokata Oil Extraction Technology has been successfully utilized on eleven wells. In Hominy, OK, Tokata tested and operated a TORS™ unit system on one well from approximately 2002 through 2005. Tokata established that a TORS™ unit system in a water flood field measured against six other artificial lift wells increased the test well production over nine months until it produced fifty percent (50%) more than any of the other wells pumped by jack pumps. In some instances, the test well produced as many as 17 barrels a day of oil daily.

In Eastland County, Texas, Tokata has tested and operated a TORS™ unit system on one well from approximately 2006 to 2007. Tokata found that the TORS™ well produced up to eight barrels a day in a chalk geological formation.

In 2008, in Coweta, OK, Tokata tested and operated a TORS™ unit system on one well where it determined that the TORS™ system could achieve commercial production (greater than 3 barrels per day) and produce at a new depth of 1700 feet. Tokata also established that the TORS™ unit system could work in a limited, older infrastructure to safely produce oil. It was noted that a TORS™ unit system could potentially work in approximately 200,000 “stripper” wells in the United States that have been produced with both primary and tertiary production in the United States.

In another location in Coweta, OK, a TORS™ unit system was tested and operated on five wells. Tokata found that the TORS™ system does marginally well (averaging 1 to 3 barrels of oil per day) in a limestone formation. The testing in the limestone formation occurred from 2010 to 2012.

In Glenpool, OK, a TORS™ unit system was tested and operated on two wells. Tokata found that by adjusting varied fluid levels from a high water flood field, and by inserting the TORS™ system closer to the original perforations, Tokata could reach above average results (greater than 3 barrels per day) quickly. This testing occurred from 2012 to 2014.

At the Kelly 1 oil lease, in Chelsea OK, Tokata has operated a TORS™ unit system from 2016 to the present. This is a small field with no other artificial lift mechanisms anywhere on the lease.

In the future, we may purchase or lease oil/gas producing real property.

Key Features and Benefits of the Tokata Process.

Ease of Setup. Two day total set-up and within one hour of turning on the pump, oil is being produced.

State of the Art Hardware and Developing Technologies. The pump has produced oil without water in the field and may be tethered with existing technologies for remote monitoring, including daily production and environmental impact monitoring.

Low Cost, Off-the-Shelf Hardware. Most “wear” pieces of the Tokata Process can be purchased off-the-shelf at local hardware and farm supply stores.

Green Production. The Tokata Process needs no water separation or water disposal methods at the surface. The pump does not utilize high-pressure oil column movement so there is no risk of a large oil spill at the surface. The oil at the surface is not pressurized. The pump utilizes a fraction of the electricity of jack pump motors, resulting in a lower CO2 footprint.

34

Regulation.

General. Exploration and production operations are subject to various types of regulation at the federal, state and local levels. This regulation includes requiring permits to drill wells, maintaining bonding requirements to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, and the plugging and abandoning of wells. Our operations will be subject to various conservation laws and regulations.

Typically oil enhancements such as hydraulic fracturing operations have historically been overseen by state regulators as part of their oil and gas regulatory programs; however, the Environmental Protection Agency (EPA) has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel under the Safe DrinkingWater Act and has released permitting guidance for hydraulic fracturing activities that use diesel in fracturing fluids in those states where the EPA is the permitting authority. As a result, we may be subject to additional permitting requirements for our operations. These permitting requirements and restrictions could result in delays in operations at well sites as well as increased costs to make wells productive. In addition, legislation introduced in Congress would provide for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and require the public disclosure of certain information regarding the chemical makeup of hydraulic fracturing fluids.

On August 16, 2012, the EPA published final rules that establish new air emission control requirements for natural gas and NGL production, processing and transportation activities, including New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, and National Emission Standards for Hazardous Air Pollutants (NESHAPS) to address hazardous air pollutants frequently associated with gas production and processing activities. Among other things, these final rules require the reduction of volatile organic compound emissions from natural gas wells through the use of reduced emission completions or "green completions" on all hydraulically fractured wells constructed or refractured after January 1, 2015. In addition, gas wells are required to use completion combustion device equipment (i.e., flaring) by October 15, 2012 if emissions cannot be directed to a gathering line. Further, the final rules under NESHAPS include maximum achievable control technology (MACT) standards for "small" glycol dehydrators that are located at major sources of hazardous air pollutants and modifications to the leak detection standards for valves. We are currently reviewing this new rule and assessing its potential impacts. Compliance with these requirements, especially the imposition of these green completion requirements, may require modifications to certain of our operations, including the installation of new equipment to control emissions at the well site that could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

In addition to these federal legislative and regulatory proposals, some states in which we may operate, such as Pennsylvania, West Virginia, Texas, Kansas, Louisiana and Montana, and certain local governments have adopted, and others are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances, including requirements regarding chemical disclosure, casing and cementing of wells, withdrawal of water for use in high-volume hydraulic fracturing of horizontal wells, baseline testing of nearby water wells, and restrictions on the type of additives that may be used in hydraulic fracturing operations.

OSHA and Other Laws and Regulations. We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA), and comparable state laws. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and similar state laws require that we organize and/or disclose information about hazardous materials used or produced in our operations. Also, pursuant to OSHA, the Occupational Safety and Health Administration has established a variety of standards related to workplace exposure to hazardous substances and employee health and safety.

Oil Pollution Act. The Federal Oil Pollution Act of 1990 (OPA) and resulting regulations impose a variety of obligations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills in waters of the United States. The term"waters of the United States" has been broadly defined to include inland water bodies, including wetlands and intermittent streams. The OPA assigns joint and several strict liability to each responsible party for oil removal costs and a variety of public and private damages. We believe that we substantially comply with the Oil Pollution Act and related federal regulations.

35

Clean Water Act. The Federal Water Pollution Control Act (Clean Water Act) and resulting regulations, which are primarily implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States. Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies. However, regulatory agencies could require us to cease construction or operation of certain facilities or to cease hauling waste waters to facilities owned by others that are the source of water discharges. We believe that we substantially comply with the Clean Water Act and related federal and state regulations.

Seasonality. We do not expect any seasonality in our crude oil-related business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the issuer's business, financial condition, or operations and any current, past or pending trading suspensions.

Facilities

We occupy offices at 100 Crescent Court, Suite 700, Dallas, Texas 75201. We are working to secure other facilities.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand. Despite this reliance, we believe the following factors are more essential to establishing and maintaining a competitive advantage:

•	the technological skills of our service operations and research and development teams;
•	the expertise and knowledge of our service operations and research and development teams;
•	the real-time connectivity of our service offerings;
•	the continued expansion of our proprietary technology; and
•	a continued focus on the improved financial results of our clients.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Employees

Currently, we have two full-time employees, including our officers and directors. We believe that we have been successful in attracting experienced and capable personnel. Our full-time employees have entered into an agreement with us requiring them not to compete or disclose our proprietary information. Neither employee is represented by a labor union. We believe that relations with these employees to be excellent.

36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates.

The COVID-19 pandemic did not require the closure of our operations. We did suspend in-person client and business development meetings in late March 2020, but resumed such efforts in the first half of 2021. During the timeframe in which in-person meetings were suspended, we reallocated resources to on-line client and business development.

Overview

The Company has focused the past two years on a restructure of its balance sheet and business units, and positioning for future activities. As a result, we have had no revenues from operations in each of the last two fiscal years, and do not anticipate any significant revenues for the current fiscal year.

We have been a strategic investor in organizations and technologies that support next-generation opportunities in traditional, renewable, and clean energy sectors as well as an investor in and acquirer and operator of undervalued petroleum-producing properties.

We have emerged from the challenges and uncertainty of the pandemic with a singular focus, having developed new partnerships, made strategic investments in technologies, resources, companies, and relationships, commenced operations, and most importantly, having cultivated a slate of potentially profitable new opportunities in a broad array of relevant sectors.

During the first half of 2021, we transformed and elevated our business model and the scope of the Company's trajectory, solidifying Principal Solar as an emerging leader in the renewable energy sector. We now have five separate early-stage subsidiaries and/or strategic partnerships, several of which we believe can be scaled at an accelerated pace over the next 12 to 18 months, and others we believe we can spin-off into other public companies.

37

Going Forward in 2022

We have set as our primary focus to create products and services that help our planet transition to carbon neutral energy and transportation. Our society today will have a profound impact on the planet and the world our kids, and their kids, will inherit. We can spend a lot time debating the specifics of climate change, but the indisputable truth is that we, as humans, are rapidly changing the composition of our atmosphere. This is the inspiration for management, and it's what drives every decision we make as an organization. The challenge is as big as it comes but we're fortunate to get to help solve it with such passionate team members and partners.

As a result, we may decide to spin-off our oil and gas operations into a separate public company to focus on the EV technology market and green technologies. However, no final determination has been made, in this regard.

The current opportunity to transform the way we move (mobility) fundamentally results from changes in three main areas: regulation, consumer behavior and technology.

Results of Operations

Components of Our Operating Results. We expect to incur significant operating costs and expenses that will impact our future profitability, including research and development expenses as we develop and introduce new vehicles and services and improve our existing vehicles and services, capital expenditures in the creation of a manufacturing footprint and operations, additional operating costs and expenses for production ramp-up, raw material procurement costs, general and administrative expenses as we scale our operations, and selling and distribution expenses as we market our vehicles and services. In addition, we may incur significant costs in connection with our services once we deliver our vehicles, including servicing and warranty costs. Our ability to become profitable in the future will not only depend on our ability to successfully market and sell our vehicles and services, but also to appropriately control costs and realize economies of scale.

Revenue and Costs of Revenue. We are a development stage company and have not generated material revenue to date. Vehicle production and deliveries will not begin until late 2023. As we expand production and commercialization of vehicles, we expect the majority of our revenue will be initially derived from sales of commercial vehicles, accessories, and regulatory credits.

Nine Months Ended September 30, 2021 (“Interim 2021”) and 2020 (“Interim 2020”). During Interim 2021, our business operations generated $5,000 (unaudited) in revenue. We expect to incur operating losses through at least 2022. Further, because of our current lack of growth capital and the uncertainty of our obtaining needed capital, we are unable to predict the levels of our future revenues.

During Interim 2021, we incurred operating expenses of $1,813,728 (unaudited), which were comprised of general and administrative expenses. In addition, we had interest expense of $173,697 (unaudited). Our net loss for Interim 2021 was $(1,922,425) (unaudited).

During Interim 2020, we incurred operating expenses of $15,598,725 (unaudited), which were comprised of general and administrative expenses, which was offset by $60,000 (unaudited) in interest income. Our net loss for Interim 2020 was $(15,538,725) (unaudited).

38

Years Ended December 31, 2020 (“Fiscal 2020”) and 2019 (“Fiscal 2019”). During Fiscal 2020 and Fiscal 2019, our business operations generated no revenues.

During Fiscal 2020, we incurred operating expenses of $15,628,112 (unaudited), which were comprised of general and administrative expenses. In addition, we had interest expense of $142,491 (unaudited), which was offset by interest income of $80,000 (unaudited). Our net loss for Fiscal 2020 was $(15,690,603) (unaudited).

During Fiscal 2019, we incurred operating expenses of $725,867 (unaudited), which were comprised of general and administrative expenses. In addition, we had interest expense of $244 (unaudited). Our net loss for Fiscal 2019 was $(726,111) (unaudited).

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

We expect to generate the majority of our revenue in the near-term from the sales of commercial vehicles, accessories, and regulatory credits. Over time, we expect our revenue to also reflect value-added services that span the entire vehicle lifecycle and deepen our customer relationships. We intend to design a customer journey that extends across the full vehicle lifecycle, including awareness, engagement, conversion, delivery, and ownership. We anticipate that our customer relationships will be enriched and prolonged by our broad offering of software and services, which we believe will enable us to better serve our customers while providing Principal Solar with recurring revenue streams beyond the initial vehicle sale.

Our business model will rely on the following tenets to drive revenue, capture value over the full vehicle lifecycle, and expand both gross and operating margins.

Truck Sales. We expect to generate revenue in the next 12-18 months from the sale of new commercial vehicles, vehicle accessories, regulatory credits and used and trade-in vehicles.

Expansion of our Services to Drive Customer Experience. We intend for each vehicle sale to be the start of a lifelong relationship with our customer. Our initial service offerings may include financing, insurance, and vehicle service. We anticipate expanding our service offerings to provide greater coverage and convenience, and we plan to continue to invest in these offerings with a focus on becoming a highly valued partner for our customers over the full lifecycle. We expect our services revenue opportunity to grow considerably over time as we expand our membership and software programs, and other offerings.

Increase in Services Adoption. As customers become engaged in our ecosystem, we expect them to increase their services adoption over time as we deliver a differentiated customer experience and offer higher-value subscription opportunities. For commercial customers, we anticipate recognizing revenue from a range of services, including membership and software services, financing and insurance, charging, vehicle services (maintenance and repair), as well as our resale program.

Improvement in Margin and Capture of Lifetime Revenue. As we grow our business, we expect to drive economies of scale through our ecosystem and generate revenue and margin from the sale of our products and services. We expect to operate at a negative gross profit per vehicle for the near term as our fixed costs from investments in vehicle technology, manufacturing capacity, and charging infrastructure are spread across a smaller product base until we launch additional vehicles and ramp production.

We intend for our portfolio of comprehensive services to amplify customer engagement and satisfaction, increase customer retention rates, and drive incremental lifetime revenue.

39

Financial Condition, Liquidity and Capital Resources

September 30, 2021. At September 30, 2021, our company had $186,934 (unaudited) in cash and had a working capital deficit of $1,729,290 (unaudited), compared to $11,355 (unaudited) in cash and a working capital deficit of $2,766,388 (unaudited) at December 31, 2020. During the nine months ended September 30, 2021, we obtained a total of $5,117,523 in cash from sales of our common stock in our prior Regulation A offering, as well as $223,000 from the issuance of convertible promissory notes and $243,307 from other loans. We applied the obtained funds to operating expenses and for working capital.

Our company’s current cash position of approximately $100,000 is not adequate for our company to maintain its present level of operations through the remainder of 2022. We must obtain additional capital from third parties, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Convertible Promissory Notes. As of December 31, 2021, we had outstanding a total of four separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Accrued Interest ($)	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
12/30/2021	155,000	150,000	5,000	12/30/2022	58% of share trading price of a pre-determined period or into the Conversion Shares	Coventry Enterprises LLC (Jack Boderstein)	Loan
9/10/21	202,000	200,000	2,000	9/10/2022	Into the Conversion Shares	Westland Properties, LLC (Jacob Tal)	Loan
5/21/2021	74,060	70,560	3,500	5/21/2022	58% of share trading price of a pre-determined period or into the Conversion Shares	AES Capital Management, LLC (Eli Safdieh)	Loan
7/30/2020	5,725	5,000	725	7/30/2021	At par value	Jeanne Stefonetti	Loan

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the year ended December 31, 2020, nor during the nine months ended September 30, 2021. However, should we obtain proceeds in this offering, or otherwise, we expect to make capital expenditures during the next twelve months. We are unable to predict the amount or timing of any such expenditures.

40

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
K. Bryce (“Rick”) Toussaint	50	Chief Executive Officer, Interim Chief Financial Officer, Secretary and Director
Anthony M. Lerner	58	Chief Operating Officer and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There exist no family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

K. Bryce (“Rick”) Toussaint has served as our company as Chief Executive Officer, Interim Chief Financial Officer, Secretary and Director since July 2018. Mr. Toussaint is a highly accomplished, result-driven Entrepreneur with more than 20 years of business experience, including extensive work in providing merger and acquisition consulting, raising capital (equityand debt), project and corporate finance, private equity due diligence and accounting systems integration, with an emphasis in the Energy, Manufacturing, Nutraceutical and Technology industries. Mr. Toussaint is well versed on Securities Exchange Commission (SEC) rules and regulations as well as Generally Accepted Accounting Principles (GAAP) promulgated by the Financial Accounting Stands Board. This expertise stems from his completion of numerous audits for publicly and privately held companies, as well as the invaluable knowledge of SEC rules and regulations he gained as both the CEO and CFO of public companies. In addition, Mr. Toussaint has demonstrated the ability to streamline business operations that drive growth and increase efficiency and bottom-line profits. Mr. Toussaint has strong qualifications in developing and implementing financial controls and processes in addition to productivity improvements and change management.

Mr. Toussaint has served as a member of the Board of Directors and Audit Committee Chairman of NASDAQ listed China Xiangtai Food Co., Ltd from August 2020 to the present. China Xiangtai Food Co., Ltd. is primarily engaged in the processing of food products. Mr. Toussaint previously served as CEO and member of the Board of Directors of NASDAQ listed Myos Rens Technology Inc. from December 2015 until December 2016. Myos Rens Technology Inc. is a Bio-Nutrition and Bio-Therapeutics company focused on the development and commercialization of products that improve muscle health and reduce frailty. From July 2015 to September 2015, Mr. Toussaint served as interim president of VGTel, Inc. At the time of Mr. Toussaint’s employment, VGTel, Inc., was a multi-platform company offering products and support in the entertainment industry and focused on growing and building business units through investments and acquisitions.

Mr. Toussaint built the foundation of his career at KPMG LLP, where he served both foreign and domestic registrants with reporting, mergers and acquisitions consulting and other capital market engagements from August 1996 to June 2000. In between, he also built a successful consulting practice assisting businesses of various sizes with process improvement and compliance initiatives, developing their management teams, accounting and reporting structure, providing strategic and operational expertise, and raising equity and debt financing, generally serving in an interim management capacity.

Mr. Toussaint has worked in more than seven countries including the United Kingdom, Spain, France, and throughout Latin America. He is bilingual in English and Spanish. Mr. Toussaint obtained both his Bachelor of Science in Accounting and his Master of Business Administration degrees from Louisiana State University in Baton Rouge, Louisiana. Mr. Toussaint is also certified as a CPA in the State of Texas.

41

Anthony M. Lerner has served as our company as Chief Operating Officer and Director since January 2020. Mr. Lerner is a highly skilled executive with decades of experience in the oil/natural gas industry. From April 2017 to the present, Mr. Lerner has served as a management consultant for a diverse array of clients including, hedge funds, asset managers, professional services companies, banks and oil and gas companies. Mr. Lerner has provided expert guidance on CTRM/ETRM systems, oil/natural gas trading, energy derivatives, risk management, and energy market fundamentals.

From April 2017 to the present, Mr. Lerner was a Senior Vice President at OTC Global Holdings, Inc., (“OTC Global”) the world’s largest independent commodity broker from August 2015 through April 2017. At OTC Global, Mr. Lerner was in charge of developing long term strategy, business development, and raising funds for several emerging market energy hedge funds. Mr. Lerner was honored as Energy Broker of the Year (2016-2017) while working at OTC Global.

Mr. Lerner has advised clients on oil transactions and commodity oriented financing as a Managing Director, Commodities of Hamershlag, Sulzberger, Borg, Inc.

Mr. Lerner has provided leadership to manage and grow several companies spanning from startups to well established organizations desiring to grow and enhance their performance in the Energy sector. His experience includes commodity analysis and trading and managing high performing energy portfolios. In addition to business development channels to increase top line revenues, Mr. Lerner has also implemented operational controls and risk management strategies to drive bottom line profitability.

Mr. Lerner has extensive international business experience and is a published author of 16 articles in the commodities analysis sector. He received a double bachelor’s degree in Geology and Physics from Dartmouth College.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our sole officer, his other business interests and his involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2020, our Board of Directors, did not hold a meeting, but took action by unanimous written consent in lieu of a meeting on two occasions.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, K. Bryce Toussaint, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Toussaint collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

42

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	Non-qualified Deferred Compensation Earnings($)	All Other Compen- sation($)	Total ($)

K. Bryce Toussaint	2020	–	–	–	–	–	–	–	–
Chief Executive Officer, Acting Chief Financial Officer, Secretary	2019	90,000	–	–	–	–	–	–	90,000

Anthony M. Lerner	2020	–	–	–	–	–	–	–	–
Chief Operating Officer	2019	–	–	–	–	–	–	–	–

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. Bryce Toussaint	–	–	–	–	n/a	–	n/a	–	–
Anthony M. Lerner	–	–	–	–	n/a	–	n/a	–	–

43

Employment Agreements

On January 1, 2020, Mr. Toussaint entered into an employment agreement with the Company for a term of two years. Pursuant to his employment agreement, he has agreed to devote a substantial portion of his business and professional time and efforts to our business. Mr. Toussaint will receive an annual base salary of $120,000.00. Mr. Toussaint’s salary will increase to $150,000.00 annually, if the Company raises $1,000,000.00 in capital funding. Mr. Toussaint is also eligible to participate in any bonus pools established by the Company.

On January 1, 2020, Mr. Lerner entered into an employment agreement for a term of two years. Mr. Lerner commenced his position as Chief Operating Officer and member of the Board of Directors on January 1, 2020. Pursuant to his employment agreement, he has agreed to devote a substantial portion of his business and professional time and efforts to our business. Mr. Lerner will receive an annual base salary of $120,000.00. Mr. Lerner’s salary will increase to $150,000.00 annually, if the Company raises $1,000,000.00 in capital funding. Mr. Lerner is also eligible to participate in any bonus pools established by the Company.

The employment agreements provide that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. Each employee may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

Outstanding Equity Awards

During the years ended December 31, 2020 and 2019, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

44

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND THE SELLING SHAREHOLDER

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned (1)	Number of Shares Beneficially Owned	% Beneficially Owned (2)	Effective Voting Power
Common Stock
Executive Officers and Directors
K. Bryce Toussaint	26,274,819	8.59%	26,274,819	4.73%	See Note 3
Anthony M. Lerner	20,000,000	6.54%	20,000,000	3.60%	and Note 6
Officers and directors, as a group (2 persons)	46,274,819	15.13%	46,274,819	8.33%
5% Owner
Granite Global Value Investments Ltd. (4)	21,591,050	7.06%	0(5)	0%
Series B Non-Convertible Preferred Stock (6)
K. Bryce Toussaint	1,000,000	100%	1,000,000	100%

(1)	Based on 305,811,240 shares outstanding, which includes (a) 264,141,013 issued shares and (b) 41,670,227 unissued shares that underlie convertible instruments convertible within 60 days of the date of this Offering Circular, before this offering.
(2)	Based on 555,811,240 shares outstanding, which includes (a) 514 ,141,013 issued shares, assuming the sale of all of the Company Offered Shares and (b) 41,670,227 unissued shares that underlie convertible instruments within 60 days of the date of this Offering Circular, after this offering.
(3)	Our Chief Executive Officer, K. Bryce Toussaint, owns all of the outstanding shares of Series B Non-Convertible Preferred Stock. By such ownership, Mr. Toussaint controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See Note 4).
(4)	The Managing Director of this entity is Tony Toffolon. The address of this entity is: Intershore Chambus, Road Town, Tortola, British Virgin Islands.
(5)	This entity is a selling shareholder in this offering (see “Selling Shareholder” below).
(6)	The shares of Series B Non-Convertible Preferred Stock have the following voting rights: the outstanding shares of Series B Non-Convertible Preferred Stock shall represent 80% of all votes entitled to be voted in all matters requiring shareholder approval. (See “Description of Securities—Series B Non-Convertible Preferred Stock”).

45

Selling Shareholder

The entity named in the table below is the “Selling Shareholder.” The Selling Shareholder intends to sell a total of 21,591,050 shares of our common stock (the Selling Shareholder Offered Shares) in this offering. The Selling Shareholder is not an affiliate of our company. The Selling Shareholder Offered Shares to be offered by the Selling Shareholder named in this offering circular are “restricted securities” under applicable federal and state securities laws.

We will pay all of the expenses of this offering (other than the selling commissions payable with respect to the Selling Shareholder Offered Shares sold in this offering), but will not receive any of the proceeds from the sale of Selling Shareholder Offered Shares in this offering.

The Selling Shareholder is not a broker-dealer or affiliated with a broker-dealer. The Selling Shareholder may be deemed to be an underwriter of the shares of our common stock offered by them in this offering.

The Selling Shareholder intends to sell the Selling Shareholder Offered Shares is market transactions or in negotiated private transactions at the per share offering price of the Offering Shares, $_____[0.008-0.05].

The table below assumes that all of the securities offered in this offering will be sold.

		Prior to this Offering			After this Offering
Name of Selling Shareholder	Position, Office or Other Material Relationship	# of Shares Beneficially Owned	% Beneficially Owned (1)	# of Shares to be Offered for the Account of the Selling Shareholder	# of Shares Beneficially Owned	% Beneficially Owned (2)
Granite Global Value Investments Ltd.	None	21,591,050	7.06%	21,591,050	0	0%

(1)	Based on 305,811,240 shares outstanding, which includes (a) 264,141,013 issued shares and (b) 41,670,227 unissued shares that underlie convertible instruments convertible within 60 days of the date of this Offering Circular, before this offering.
(2)	Based on 555,811,240 shares outstanding, which includes (a) 514 ,141,013 issued shares, assuming the sale of all of the Company Offered Shares and (b) 41,670,227 unissued shares that underlie convertible instruments within 60 days of the date of this Offering Circular, after this offering.

Series B Non-Convertible Preferred Stock

Currently, there are 1,000,000 shares of our Series B Non-Convertible Preferred Stock issued and outstanding, all of which is owned by our Chief Executive Officer, K. Bryce Toussaint. The Series B Non-Convertible Preferred Stock has the following voting rights: the outstanding shares of Series B Non-Convertible Preferred Stock shall represent 80% of all votes entitled to be voted in all matters requiring shareholder approval. Mr. Toussaint, as the owner of all of the outstanding shares of our Series B Non-Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.(See “Risk Factors—Risks Related to a Purchase of the Offering Shares” and “Description of Securities—Series B Non-Convertible Preferred Stock”).

46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change in Control

On July 20, 2018, the Company issued to Bayou Road Investments, Inc. (“Bayou Road”) 6,274,879 shares of its $.01 par value Common Stock representing approximately 51% of the post-issuance outstanding and reserved shares of the Company, thereby effecting a change of control. At the time of Bayou Road’s acquisition of shares of the Company, Bayou Road was wholly owned and controlled by PSWW’s Chief Executive Officer, K. Bryce Toussaint. The issuance of shares of the Company’s Common Stock was made in consideration of Bayou Road assuming all recorded liabilities of the company.

Tokata Distribution Agreement

On December 2, 2019, Bayou Road Investments, Inc. (Bayou Road) entered into a five year license agreement with Tokata Oil Recovery™, Inc. (“Licensor”) which granted Bayou Road the right to utilize the proprietary process of the Licensor (the “Tokata Process”) and utilize its apparatus for enhanced oil production. The license agreement provides Bayou Road with the right to utilize the Tokata Process and to utilize the technology to provide services to third parties and for the Company to use for its own purposes. Pursuant to the terms of the Tokata Licensing Agreement, the Company received an exclusive license for the Tokata Process in the states of Oklahoma and Louisiana. Licensor receives as payment for the use of the Tokata Process a minimum of $50,000.00 annually, the cost of the licensed item plus 15% and 2,000,000 restricted shares of our common stock.

Securities Purchase Agreement

On December 27, 2019, Momentum NRG Group, LLC (“NRG”), a Texas limited liability company, which is wholly owned by our Chief Executive Officer, K. Bryce Toussaint, purchased 6,274,879 shares of our common stock from Bayou Road for a promissory note of $1,000,000.00. The promissory note’s principal and interest are payable to the Company and it accrues interest at 8% per annum. In addition, Bayou Road received a security interest in NRG’s 6,274,879 shares of our common stock.

Share Exchange Agreement

On December 27, 2019, we consummated the acquisition of Bayou Road. Bayou Road was wholly owned by our Chief Executive Officer, K. Bryce Toussaint. Pursuant to the terms of the Share Exchange Agreement, Mr. Toussaint received 1,000,000 shares of Series B Non-Convertible Preferred Company stock and the Company received all of the outstanding shares of Bayou Road. Bayou Road became a wholly owned subsidiary of our company. The transaction resulted in $302,751 of Goodwill being recognized by us.

LEGAL MATTERS

Certain legal matters with respect to the Offering Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

47

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements for the Nine Months Ended September 30, 2021 and 2020

Unaudited Financial Statements for the Years Ended December 31, 2020 and 2019

F-1

PRINCIPAL SOLAR, INC.

BALANCE SHEETS

		September 30, 2021	December 31, 2020
		(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash in Bank		$186,934	$11,355
Interest Receivable		140,000	80,000
TOTAL CURRENT ASSETS		326,934	91,355

NON-CURRENT ASSETS
Due from Subsidiary		–	100
Note Receivable – Related Party	8	1,000,000	1,000,000
Equity Investments	5	3,011,250	544,000
Goodwill		302,751	302,751
TOTAL NON-CURRENT ASSETS		4,314,001	1,846,851

TOTAL ASSETS		$4,640,935	$1,938,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	4	$61,355	890,283
Mediation Settlement Payable	4	215,062	215,062
Notes Payable and Accrued Interest		473,557	758,726
Discount on Notes Payable		(47,560)	(28,667)
Convertible Notes Payable and Accrued Interest	4	349,991	18,500
Liabilities arising from Reverse Merger	3	1,003,839	1,003,839
TOTAL LIABILITIES		2,056,224	2,857,743

STOCKHOLDERS’ EQUITY
Preferred Stock: $0.01 par value; 2,000,000 shares authorized; 1,000,000 designated as Series B issued and outstanding at September 30, 2021 and December 31, 2020, respectively		10,000	10,000
Common Stock: $0.01 par value; 1,000,000,000 shares authorized; 200,474,076 and 62,014,392 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively		2,004,741	607,895
Additional paid-in-capital		32,212,091	28,088,751
Accumulated Deficit		(31,642,121)	(29,626,183
TOTAL EQUITY (DEFICIT)		2,584,711	(919,537)

TOTAL LIABILITIES AND EQUITY		$4,640,935	$1,938,206

The accompanying notes are an integral part of these financial statements.

F-2

PRINCIPAL SOLAR, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUE	$5,000	$–	$5,000	$–

OPERATING EXPENSE
General and Administrative Expenses	729,203	131,833	1,813,728	15,598,725

OPERATING LOSS	724,203	131,833	1,808,728	15,598,725

OTHER (INCOME)/EXPENSE
Interest Income	(20,000)	(20,000)	(60,000)	(60,000)
Interest Expense	173,360	–	173,697	–
Total Other (Income) Expense	153,360	(20,000)	113,697	(60,000)

NET LOSS FOR PERIOD	$877,563	$111,833	$1,922,425	$15,538,725

Net (loss) per share attributable to common stockholders, basic and diluted	$(0.01)	$(0.00)	$(0.01)	$(0.31)

Weighted average shares outstanding, basic and diluted	166,360,996	62,014,392	132,687,522	49,640,973

The accompanying notes are an integral part of these financial statements.

F-3

PRINCIPAL SOLAR, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

SEPTEMBER 30, 2021

(unaudited)

	Preferred Stock		Common Stock		Additional
	Number of		Number of		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance December 31, 2019	1,000,000	$10,000	11,839,137	$55,643	$13,311,476	$(13,935,580)	$(558,461)

Common Stock Issued	–	–	48,925,255	490,253	14,752,525	–	15,242,778

Net Income/(Loss)	–	–	–	–	–	(15,336,063)	(15,336,063)

Balance March 31, 2020	1,000,000	$10,000	60,764,392	$545,896	$28,064,001	$(29,271,643)	$(651,746)

Common Stock Issued	–	–	1,250,000	61,999	24,750	–	86,749

Net Income/(Loss)	–	–	–	–	–	(90,829)	(90,829)

Balance June 30, 2020	1,000,000	$10,000	62,014,392	$607,895	$28,088,751	$(29,362,472)	$(655,826)

Net Income/(Loss)	–	–	–	–	–	(111,833)	(111,833)

Balance September 30, 2020	1,000,000	$10,000	62,014,392	$607,895	$28,088,751	$(29,474,305)	$(767,659)

Balance December 31, 2020	1,000,000	$10,000	62,014,392	$607,895	$28,088,751	$(29,626,183)	$(919,537)

Common Stock Issued	–	–	36,080,000	$360,800	1,982,200	–	2,343,000

Net Income/(Loss)	–	–	–	–	–	(502,085)	(502,085)

Balance March 31, 2021	1,000,000	$10,000	98,094,392	$968,695	$30,070,951	$(30,128,268)	$921,378

Common Stock Issued	–	–	68,266,604	902,916	986,299	–	1,889,215

Net Income/(Loss)	–	–	–	–	–	(636,290)	(636,290)

Balance June 30, 2021	1,000,000	$10,000	166,360,996	$1,871,611	$31,057,250	$(30,764,558)	$2,174,303

Common Stock Issued	–	–	34,113,080	133,130	1,154,841	–	1,287,971

Net Income/(Loss)	–	–	–	–	–	(877,563)	(877,563)

Balance September 30, 2021	1,000,000	$10,000	200,474,076	$2,004,741	$32,212,091	$(31,642,121)	$2,584,711

The accompanying notes are an integral part of these financial statements.

F-4

PRINCIPAL SOLAR, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(1,922,425)	$(15,538,725)
Changes in non-cash items:
Stock Based Compensation	–	15,241,778
Interest Receivable	(60,000)	(60,000)
Changes in operating assets and liabilities:
Accounts Payable and Accrued Expenses	(353,340)	196,890
Notes Payable and Accrued Interest	3,764	68,443
Net cash provided by (used in) operating activities	(2,332,001)	(91,614)

CASH FLOWS FROM INVESTING ACTIVITIES:
Equity Investments	(3,011,250)	–
Net cash provided by (used in) investing activities	(3,011,250)	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on ST Debt	(65,000)	–
Proceeds from ST Debt	243,307	40,000
Contribution by CEO	–	8,391
Issuance of Common Stock – Private Placement	5,117,523	25,000
Proceeds from Issuance of Convertible Notes	223,000	18,500
Conversion of Convertible Notes
Net cash provided by financing activities	5,518,830	91,891

Net increase (decrease) in cash and cash equivalents	175,579	277
Cash and cash equivalents at beginning of period	11,355	–
Cash and cash equivalents at end of period	$186,934	$277

The accompanying notes are an integral part of these financial statements.

F-5

PRINCIPAL SOLAR, INC.

Financial Footnotes

NOTE 1 – THE COMPANY

Principal Solar, Inc. (“PSI”, the “Company”, “our”, “us”, or “we”) was incorporated on July 8, 2010, under the laws of the State of Texas and became a New York corporation upon consummation of a reverse merger. On March 7, 2011, the Company was acquired by Kupper Parker Communications, Inc. (“KPCG”), then a public shell company, in a reverse merger transaction whereby KPCG merged with and into PSI, with KPCG remaining as the surviving corporation and PSI becoming a wholly owned subsidiary of KPCG. In connection with the merger, the Company changed its corporate name from “Kupper Parker Communications, Inc.” to “Principal Solar, Inc.”. In accordance with the terms of this transaction, the shareholders of PSI exchanged all of their shares of PSI's $0.01 par value common stock ("Common Stock") for shares of KPCG common stock that, immediately following the transaction, represented approximately 82 percent of the issued and outstanding Common Stock of the Company.

In September 2012, the Company was re-domiciled to Delaware. The Company was authorized to issue 300,000,000 shares of Common Stock with a par value of $0.01 per share and 100,000,000 shares of preferred stock with a par value of $0.01 per share ("Preferred Stock"). In April 2016, the Company amended its Certificate of Incorporation reducing authorized shares to 15,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Par value of $0.01 per share remained unchanged. In November 2019, the Board of Directors adopted a new series of 1,000,000 shares of $0.01 par value Preferred Stock (“Series B Preferred Stock”). In January 2020, the Company amended its Certificate of Incorporation increasing authorized shares to 1,000,000,000 shares of Common Stock and 2,000,000 shares of Series B Preferred Stock. Par value of $0.01 per share remained unchanged. Principal Solar, Inc. is traded on the OTCPink® market under the symbol “PSWW”, but trading activity has waned since mid-2016.

Principal Solar’s operations are derived from its subsidiary company – Bayou Road Investments. Bayou Road Investments seeks to acquire licenses for patented technology, primarily in the “Green Energy” Sector, and to subsequently monetize these technologies.

Business

Historically, our business plan has been to acquire, build, own, and operate profitable, large-scale solar generation facilities (collectively, "solar development"). The Company has failed to secure sufficient project financing to build large-scale solar generation facilities as planned and is not considering any new large utility-scale solar projects at this time.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP") and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the periods presented have been reflected herein.

Going Concern - The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of September 30, 2021, the Company has an accumulated deficit of approximately $31.6 million, and the Company has had negative cash flows from operations since inception. Further, the Company is not considering any new large utility-scale solar projects at this time. Its ability to continue as a going concern is dependent upon the ability of the Company to potentially develop and execute upon a new business strategy. The company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions. To address its financing requirements, the company will seek financing through debt and equity financings.

The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

F-6

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We believe the carrying values of our current assets and current liabilities approximate their fair values, and the carrying value of our notes payable approximate their estimated fair value for debts with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

All related party transactions are evaluated by our officers and/or Board of Directors who take into account various factors, including their fiduciary duty to the Company; the relationships of the related parties to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; and the terms the Company could receive from an unrelated third party. Despite this review, related party transactions may not be recorded at fair value.

Use of Estimates

The preparation of our financial statements in accordance with U.S. GAAP requires us, on an ongoing basis, to make significant estimates and judgments that affect the reported values of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for our conclusions. Actual results may differ from these estimates under different assumptions or conditions. Such differences could have a material impact on our future financial position, results of operations, and cash flows.

Intangible Assets

Goodwill and indefinite-lived intangibles are not subject to amortization but are tested for impairment annually or more often whenever events or circumstances change, such as a significant adverse change in the economic climate that would make it more likely than not that impairment may have occurred. If the carrying value of goodwill or an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Intangible assets with finite lives are recorded at cost less accumulated amortization. Finite-lived tangible assets are amortized on a straight-line basis over the expected useful lives of the respective assets.

Cash and Cash Equivalents

We consider cash, deposits, and short-term investments with original maturities of three months or less as cash and cash equivalents.

Equity Transaction Fair Values

The estimated fair value of our Common Stock issued in share-based payments is measured by the more relevant of (1) the prices received in private placement sales of our stock or (2) the Company's publicly quoted market price. We estimate the fair value of simple warrants and stock options when issued or, in the case of issuances to non-employees, when vested, using the Black-Scholes option-pricing ("Black-Scholes") model that requires the input of subjective assumptions. When valuing more complex warrants, options, or other derivative equity instruments, we use a binomial lattice-based option pricing model or Monte Carlo option pricing model, whichever management deems more appropriate under the circumstances. Recognition in stockholders’ equity and expense of the fair value of stock options awarded to employees is on a straight-line basis over the requisite service period. Subsequent changes in fair value are not recognized.

F-7

Net Loss per Share

Basic net income or loss per share is computed by dividing the net income or loss for the period by the weighted average number of shares of Common Stock outstanding for the period. Diluted income per share reflects the potential dilution of derivative securities by including other potential issuances of Common Stock including shares to be issued upon exercise of options and warrants and upon conversion of convertible debt. Potentially dilutive shares are not included in the event of a loss as the effect of doing so would be anti-dilutive.

NOTE 3 - LIABILITIES ARISING FROM REVERSE MERGER

Liabilities arising from the reverse merger represent long term real estate leases which had been abandoned, general unsecured liabilities, commercial liens, and tax liens filed with various states all associated with the Company’s pre-reverse merger operations, which were unknowingly assumed in the March 2011 reverse merger transaction. The statute of limitations for most of such liabilities is five years and for most liens is ten years, subject to renewal at the lien holders’ option, depending upon the jurisdiction. Although the liens accrue interest at between 8% and 12% per year, the Company has ceased accruing interest as it believes the liability recorded to date is adequate to cover the ultimate claims that may, one day, be presented. Liabilities not associated with a lien have been accrued based upon management’s estimation of the amount to be paid. Liabilities associated with a lien have been accrued at face value. Management believes all such liabilities have been indemnified by Pegasus Funds, LLC (and/or its affiliates or related parties, "Pegasus") to which (including its assigns) the Company issued 534,654 shares of its common stock as part of the reverse merger transaction. However, as the Company is obligor, the Company has recorded the liability. To date, only one lien holder has approached the Company concerning payment. Such lien holder is pursuing the former management of the Company first through litigation. To the extent such lien holder recovers the liability from the former management, the lien against the Company will be reduced.

NOTE 4 - NOTES PAYABLE

Arowana Note

On August 20, 2015, the Company issued a promissory note and security agreement to Arowana in the original principal amount of $1.6 million. The note matured on December 31, 2016 and had simple interest at the rate of 6% per annum (the "Arowana Note").

On March 2, 2017, the Company issued to Arowana a promissory note in the amount of $208 thousand to replace the earlier note. The replacement note bore interest at a rate of 10% per annum and is unsecured. The replacement note was payable in installments of $5,000 per month, beginning on the effective date of the note and each month thereafter with a balloon payment of $181 thousand due on September 30, 2017. The Company missed the final payment and the note went into default. In default, the interest rate increased to 12% per annum calculated retroactively to the original date of the note.

On December 7, 2018, the District Court of Dallas County Texas issued a judgment against the Company in the amount of $215 thousand to include unpaid principal, pre-judgment interest, plaintiff’s attorney fees, and court expenses. The court also ordered the Company to pay plaintiff's stated attorney fees in punitive amounts in the event of an appeal, which is not anticipated at this time. As of March 31, 2021, the judgment amount has not been paid in full. The Company has attempted to contact the judgment holder but the attorney representing the judgment holder no longer represents such holder and the judgment holder has not been responsive. No collection efforts have been made on the judgment.

Wisner Note

On May 28, 2020, the Company issued a promissory note and security agreement to Brandon Wisner in the original principal amount of $30,000. The note matured on September 28, 2020. The note was issued at a 50% discount and if not paid at maturity bears an additional 20% penalty added to the payable balance. The note is secured by a personal guarantee of the maker. The note is currently in default; however, we made a payment on this note in March 2021 for $15,000.

Stahl Note

On June 1, 2020, the Company issued a promissory note and security agreement to Eric Stahl in the original principal amount of $50,000. The note matured September 28, 2020. The note was issued at a 50% discount and if not paid at maturity bears an additional 20% penalty added to the payable balance. The note is secured by a personal guarantee of the maker. This note was paid in full during the six months ended June 30, 2021.

F-8

Other Short-Term Funding

During the three months ended September 30, 2021, the Company utilized several short-term funding options with payments due daily and maturity dates ranging from 30 to 200 days. The balance remaining on this collective funding is $243 thousand.

CONVERTIBLE NOTES

GPL Convertible Debentures

On April 15, 2020, the Company issued a convertible promissory note to GPL Ventures LLC (“GPL”) in the original principal amount of $10,000. The note matured on April 15, 2021. The note carries a 10% interest rate and has a convertible feature that allows the note to be converted at any time at a 50% discount of the share price as calculated per a pre-determined period as defined in the agreement. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will be no derivative and/or conversion cost of a material nature.

On May 15, 2020, the Company issued a convertible promissory note to GPL in the original principal amount of $377,633. The note matured on April 15, 2021. The note carries a 10% interest rate and has a convertible feature that allows the note to be converted at any time at the share price determined by the calculated share price per a pre-determined period as defined in the agreement.

On July 10, 2020, the Company issued a convertible promissory note to GPL in the original principal amount of $3,500. The note matured on July 10, 2021. The note carries a 10% interest rate and has a convertible feature that allows the note to be converted at any time at share price of $0.0001. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will be no derivative and/or conversion cost of a material nature.

Steffonetti Convertible Debenture

On July 30, 2020, the Company issued a convertible promissory note to Jeanne Marie Steffonetti in the original principal amount of $5,000. The note matures on July 30, 2021. The note carries a 12% interest rate and has a convertible feature that allows the note to be converted at any time at $0.01 per share. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will be no derivative and/or conversion cost of a material nature.

AES Capital Management Convertible Debenture

On May 21, 2021, the Company issued a convertible redeemable note to AES Capital Management in the original principal amount of $70,560. The note matures on May 21, 2022. The note carries a 6% interest rate and has a convertible feature that allows the note to be converted at the final offering price of the Company’s Regulation A offering when qualified. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will be no derivative and/or conversion cost of a material nature.

Westland Properties Convertible Debenture

On September 10, 2021, the Company issued a convertible redeemable note to Westland Properties in the original principal amount of $200,000. The note matures on September 10, 2022. The note carries a 2% interest rate and has a convertible feature that allows the note to be converted at the final offering price of the Company’s Regulation A offering when qualified. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will. AES Convertible Debenture.

F-9

NOTE 5 – INVESTMENT

Investment in Lazy Jacks Petroleum

In March 2021, the Company made its first of a series of investments into a Joint Venture with Lazy Jacks Petroleum (“Lazy Jacks”), a company having over 20 years of combined experience working the in the Texas Oil Patch and specialized in bringing orphaned wells back to economical production. As of September 30, 2021, the Company’s cumulative investment in Lazy Jacks was $534 thousand.

Investment in Apollo LTMS a division of IntelliMedia

In April 2021, the Company made its first of a series of investments in Apollo LTMS a division of IntelliMedia Networks Inc. (“IntelliMedia”), a U.S. based company committed to the delivery of world-class media delivery solutions for customers worldwide. As of September 30, 2021, the Company’s cumulative investment in IntelliMedia was $350 thousand.

Investment in Double H

In February 2021, the Company made its first of a series of investments in Double H Services, LLC (“Double H”), an Oklahoma-based company currently providing contracted oilfield services to 16 companies. As of September 30, 2021, the Company’s cumulative investment in Double H was $278 thousand.

Investment in E-Truck Transportation

In April 2021, the Company made its first of a series of investments in eTruck Transportation (“eTruck”), an industry-leading heavy electric vehicle conversion company. As of September 30, 2021, the Company’s cumulative investment in eTruck was $1.5 million.

Investment in IPLTech Electric

In July 2021, the Company made its first of a series of investments in IPLTech Electric (“IPLT”), an innovative developer of pure electric, heavy duty commercial goods carriers with wide-ranging applications in mines, ports, infrastructure development, construction, and inter-warehouse goods transportation. As of September 30, 2021, the Company’s cumulative investment in eTruck was $300 thousand.

NOTE 6 – CAPITAL STOCK

Preferred Stock

As of September 30, 2021, the Company has authorized 500,000 shares of $.01 par value Class A Preferred Stock with none outstanding. As of September 30, 2021, the Company has authorized 2,000,000 shares of $.01 par value Class B Preferred Stock with 1,000,000 shares issued and outstanding.

Class B Preferred Stock - Except as otherwise required by law or by the Articles of Incorporation and the outstanding shares of Series B Non-Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series B Non-Convertible Preferred Stock outstanding and as long as at least one of such shares of Series B Non-Convertible Preferred Stock is outstanding shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series B Non-Convertible Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

Common Stock

At September 30, 2021, the Company had authorized 1,000,000,000 shares of $.01 par value Common Stock, and it trades on the OTC Pink ® under the symbol “PSWW.” Holders of our Common Stock are entitled to one vote per share and receive dividends or other distributions when, and if, declared by our Board of Directors.

F-10

Common Stock Issuances

During the third quarter of 2021, we issued 33,330,959 common shares and converted debt to equity by issuing 782,121 common shares.

In 2020, the Company’s management deemed it was in the best interest of the Company to conserve its operating cash and settle certain outstanding liabilities with the issuance of 8,925,255 shares of Common Stock by Board of Director Resolution at $0.11 per share. In addition, the Company compensated its two officers by issuing 20,000,000 shares of its Common Stock to the CEO and 20,000,000 shares of its Common Stock to the COO during 2020.

NOTE 7 – PROMISSORY NOTES PAYABLE (BAYOU ROAD ACQUISITION)

Term Notes Payable arising from the acquisition of Bayou Road Investments consisted of the following:

	June 30, 2021	December 31,2020
Note 1 – Unsecured Note Payable; Original Issue date January 2018; Interest at 20%	$25,000	$25,000
Note 2 – Unsecured Note Payable; Original Issue date January 2018; Interest at 20%	$25,000	$25,000
Note 3 – Unsecured Note Payable; Original Issue date February 2018; Interest at 20%	$50,000	$50,000
Note 4 – Unsecured Note Payable; Original Issue date December 2014; Interest at 17%	$–	$250,000
Total Notes Payable	$100,000	$350,000

Accrued interest payable at September 30, 2021 was $115,250. The Company is in default on all notes.

NOTE 8 – NOTE RECEIVABLE - RELATED PARTY

On December 27, 2019, the Company closed an acquisition with an entity (Bayou Road Investments, Inc.) that was owned by the Company’s Interim Chief Executive Officer and majority shareholder, K. Bryce Toussaint. The entity held a $1,000,000 promissory note receivable from a Company majority owned by the Company’s Interim CEO, accruing interest of 8% per annum, payable to the Company. No payments have been made on the promissory note to date.

F-11

PRINCIPAL SOLAR, INC

BALANCE SHEET

(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash in Bank	$11,355	$–
Interest Receivable	80,000	–
TOTAL CURRENT ASSETS	91,355
NON CURRENT ASSETS
Due from Subsidiary	100	–
Note Receivable - Related Party	1,000,000	1,000,000
TOTAL NON CURRENT ASSETS	1,000,100	1,000,000
OTHER ASSETS
Equity Investments	544,000	544,000
Goodwill	302,751	302,751
	846,751	846,751
TOTAL ASSETS	$1,938,206	$1,846,751
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$890,283	$578,311
Note Payable Related Party	215,062	215,062
Notes Payable and Accrued Interest	758,726	545,251
Discounts on Notes Payable	(28,667)	–
Convertible Notes - Payable	18,500	–
Liabilities arising from reverse merger	1,003,839	1,003,839
TOTAL LIABILITIES	2,857,743	2,342,463

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value; 2,000,000 shares authorized; 1,000,000 designated as Series B and 1,000,000 shares outstanding at December 31, 2020 and December 31, 2019, respectively	10,000	10,000
Common stock: $0.01 par value, 1,000,000,000 shares authorized, 62,014,392 and 11,839,137 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	607,895	118,392
Additional paid-in capital	28,088,751	13,311,476
Accumulated deficit	(29,626,183)	(13,935,580)
TOTAL EQUITY (DEFICIT)	(919,537)	(495,712)
TOTAL LIABILITIES AND EQUITY	$1,938,206	$1,846,751

F-12

PRINCIPAL SOLAR, INC

STATEMENT OF OPERATIONS

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019
REVENUE	$–	$–

OPERATING EXPENSE
General and Administrative Expenses	15,628,112	725,867
OPERATING LOSS	15,628,112	725,867

OTHER (INCOME) / EXPENSE
Interest Income	(80,000)	–
Interest Expense	142,491	244
Total Other (Income) Expense	62,491	244

NET LOSS FOR PERIOD	$15,690,603	$726,111
Net (loss) per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.06)
Weighted average shares outstanding, basic and diluted	53,611,362	11,839,137

F-13

PRINCIPAL SOLAR, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

December 31, 2020

(unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance December 31, 2018	–	$–	11,839,137	$118,392	$12,411,476	$(13,209,469)	$(679,601)
Preferred stock issued (Class B) @ $1.00	1,000,000	$10,000			900,000		910,000
Net Income/(Loss)						(726,111)	(726,111)
Balance December 31, 2019	1,000,000	10,000	11,839,137	118,392	13,311,476	(13,935,580)	(495,712)
Common Stock Issued			50,175,255	489,503	14,777,275		15,266,778
Net Income/(Loss)						(15,690,603)	(15,690,603)
Balance December 31, 2020	1,000,000	$10,000	62,014,392	$607,895	$28,088,751	$(29,626,183)	$(919,537)

F-14

PRINCIPAL SOLAR, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Twelve Months Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(15,690,603)	$(726,111)
Changes in operating assets and liabilities:
Interest receivable	(80,000)	–
Goodwill		(302,751)
Compensation / commission payable	–	–
Accounts payable and accrued expense	241,872	483,611
Notes payable and accrued interest	213,475	545,251
Stock Based Compensation	–	–
Net cash provided by (used) in operating activities	(15,315,256)	–

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock Issuance - Private Placement	15,266,778	–
Stock Subscribed to be issued	70,000	–
Note Payable Discount	(28,667)	–
Convertible Debentures	18,500	–
Net cash provided by financing activities	15,326,611	–

Net increase (decrease) in cash and cash equivalents	11,355	–
Cash and cash equivalents at beginning of period	–	–
Cash and cash equivalents at end of period	$11,355	$–

F-15

PRINCIPAL SOLAR, INC.

Financial Footnotes

NOTE 1 – THE COMPANY

Principal Solar, Inc. (“PSI”, the “Company”, “our”, “us”, or “we”) was incorporated on July 8, 2010, under the laws of the State of Texas and became a New York corporation upon consummation of a reverse merger. On March 7, 2011, the Company was acquired by Kupper Parker Communications, Inc. (“KPCG”), then a public shell company, in a reverse merger transaction whereby KPCG merged with and into PSI, with KPCG remaining as the surviving corporation and PSI becoming a wholly owned subsidiary of KPCG. In connection with the merger, the Company changed its corporate name from “Kupper Parker Communications, Inc.” to “Principal Solar, Inc.”. In accordance with the terms of this transaction, the shareholders of PSI exchanged all of their shares of PSI's $.01 par value common stock ("Common Stock") for shares of KPCG common stock that, immediately following the transaction, represented approximately 82 percent of the issued and outstanding Common Stock of the Company.

In September 2012, the Company was re-domiciled to Delaware. The Company was authorized to issue 300,000,000 shares of Common Stock with a par value of $.01 per share and 100,000,000 shares of preferred stock with a par value of $0.01 per share (“Preferred Stock”). In April 2016, the Company amended its Certificate of Incorporation reducing authorized shares to 15,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. Par value of $.01 per share remained unchanged. In November 2019, the Board of Directors adopted a new series of 1,000,000 shares of $0.01 par value Preferred Stock (“Series B Preferred Stock”). In January 2020, the Company amended its Certificate of Incorporation increasing authorized shares to 1,000,000,000 shares of Common Stock and 2,000,000 shares of Series B Preferred Stock. Par value of $.01 per share remained unchanged. Principal Solar, Inc. is traded on the OTCPink ® market under the symbol “PSWW”.

Principal Solar’s operations are derived from its subsidiary company – Bayou Road Investments. Bayou Road Investments seeks to acquire licenses for patented technology, primarily in the “Green Energy” Sector, and to subsequently monetize these technologies.

Business

Historically, our business plan has been to acquire, build, own, and operate profitable, large-scale solar generation facilities (collectively, “solar development”). The Company has failed to secure sufficient project financing to build large-scale solar generation facilities as planned and is not considering any new large utility-scale solar projects at this time.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the periods presented have been reflected herein.

Going Concern - The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of June 30, 2020, the Company has an accumulated deficit of approximately $29.3 million, and the Company has had negative cash flows from operations since inception. Further, the Company is not considering any new large utility-scale solar projects at this time. Its ability to continue as a going concern is dependent upon the ability of the Company to potentially develop and execute upon a new business strategy. The company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions. To address its financing requirements, the company will seek financing through debt and equity financings.

F-16

The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

Income Taxes

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 7400) - Balance Sheet Classification of Deferred Taxes”. ASU 2015-17 requires deferred tax assets to be presented separately from deferred tax liabilities, and further requires that each be presented as non-current in a classified Balance Sheet. The standard is effective for annual periods beginning after December 15, 2016. The adoption of this standard on January 1, 2019 did not have a material impact on our financial position.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We believe the carrying values of our current assets and current liabilities approximate their fair values, and the carrying value of our notes payable approximate their estimated fair value for debts with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

All related party transactions are evaluated by our officers and/or Board of Directors who take into account various factors, including their fiduciary duty to the Company; the relationships of the related parties to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; and the terms the Company could receive from an unrelated third party. Despite this review, related party transactions may not be recorded at fair value.

Use of Estimates

The preparation of our financial statements in accordance with GAAP requires us, on an ongoing basis, to make significant estimates and judgments that affect the reported values of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for our conclusions. Actual results may differ from these estimates under different assumptions or conditions. Such differences could have a material impact on our future financial position, results of operations, and cash flows.

Intangible Assets

Goodwill and indefinite-lived intangibles are not subject to amortization but are tested for impairment annually or more often whenever events or circumstances change, such as a significant adverse change in the economic climate that would make it more likely than not that impairment may have occurred. If the carrying value of goodwill or an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Intangible assets with finite lives are recorded at cost less accumulated amortization. Finite-lived tangible assets are amortized on a straight-line basis over the expected useful lives of the respective assets.

Cash and Cash Equivalents

We consider cash, deposits, and short-term investments with original maturities of three months or less as cash and cash equivalents.

F-17

Equity Transaction Fair Values

The estimated fair value of our Common Stock issued in share-based payments is measured by the more relevant of (1) the prices received in private placement sales of our stock or (2) the Company's publicly quoted market price. We estimate the fair value of simple warrants and stock options when issued or, in the case of issuances to non-employees, when vested, using the Black-Scholes option-pricing ("Black-Scholes") model that requires the input of subjective assumptions. When valuing more complex warrants, options, or other derivative equity instruments, we use a binomial lattice-based option pricing model or Monte Carlo option pricing model, whichever management deems more appropriate under the circumstances. Recognition in stockholders’ equity and expense of the fair value of stock options awarded to employees is on a straight-line basis over the requisite service period. Subsequent changes in fair value are not recognized.

Net Loss per Share

Basic net income or loss per share is computed by dividing the net income or loss for the period by the weighted average number of shares of Common Stock outstanding for the period. Diluted income per share reflects the potential dilution of derivative securities by including other potential issuances of Common Stock including shares to be issued upon exercise of options and warrants and upon conversion of convertible debt. Potentially dilutive shares are not included in the event of a loss as the effect of doing so would be anti-dilutive.

NOTE 3 - LIABILITIES ARISING FROM REVERSE MERGER

Liabilities arising from the reverse merger represent long term real estate leases which had been abandoned, general unsecured liabilities, commercial liens, and tax liens filed with various states all associated with the Company’s pre-reverse merger operations, which were unknowingly assumed in the March 2011 reverse merger transaction. The statute of limitations for most of such liabilities is five years and for most liens is ten years, subject to renewal at the lien holders’ option, depending upon the jurisdiction. Although the liens accrue interest at between 8% and 12% per year, the Company has ceased accruing interest as it believes the liability recorded to date is adequate to cover the ultimate claims that may, one day, be presented. Liabilities not associated with a lien have been accrued based upon management’s estimation of the amount to be paid. Liabilities associated with a lien have been accrued at face value. Management believes all such liabilities have been indemnified by Pegasus Funds, LLC (and/or its affiliates or related parties, "Pegasus") to which (including its assigns) the Company issued 534,654 shares of its common stock as part of the reverse merger transaction. However, as the Company is obligor, the Company has recorded the liability. To date, only one lien holder has approached the Company concerning payment. Such lien holder is pursuing the former management of the Company first through litigation. To the extent such lien holder recovers the liability from the former management, the lien against the Company will be reduced.

NOTE 4 - NOTES PAYABLE

Arowana Note

On August 20, 2015, the Company issued a promissory note and security agreement to Arowana in the original principal amount of $1.6 million. The note matured on December 31, 2016 and had simple interest at the rate of 6% per annum (the “Arowana Note”).

On March 2, 2017, the Company issued to Arowana a promissory note in the amount of $208 thousand to replace the earlier note. The replacement note bore interest at a rate of 10% per annum and is unsecured. The replacement note was payable in installments of $5,000 per month, beginning on the effective date of the note and each month thereafter with a balloon payment of $181 thousand due on September 30, 2017. The Company missed the final payment and the note went into default. In default, the interest rate increased to 12% per annum calculated retroactively to the original date of the note.

On December 7, 2018, the District Court of Dallas County Texas issued a judgment against the Company in the amount of $215 thousand to include unpaid principal, pre-judgment interest, plaintiff’s attorney fees, and court expenses. The court also ordered the Company to pay plaintiff's stated attorney fees in punitive amounts in the event of an appeal, which is not anticipated at this time. As of December 31, 2020, the judgment amount has not been paid in full. The Company has attempted to contact the judgment holder but the attorney representing the judgment holder no longer represents such holder and the judgment holder has not been responsive. No collection efforts have been made on the judgment.

F-18

Wisner Note

On May 28, 2020, the Company issued a promissory note and security agreement to Brandon Wisner in the original principal amount of $30,000. The note matured on September 28, 2020. The note was issued at a 50% discount and if not paid at maturity bears an additional 20% penalty added to the payable balance. The note is secured by a personal guarantee of the maker. Interest expense for the year ended December 31, 2020 was $27,250.

Stahl Note

On June 1,2020, the Company issued a promissory note and security agreement to Eric Stahl in the original principal amount of $50,000. The note matured September 28, 2020. The note was issued at a 50% discount and if not paid at maturity bears an additional 20% penalty added to the payable balance. The note is secured by a personal guarantee of the maker. Interest expense for the year ended December 31, 2020 was $45,417.

GPL Convertible Debenture

On April 15, 2020, the Company issued a convertible promissory note to GPL Ventures LLC in the original principal amount of $10,000. The note matures on April 15, 2021. The note carries a 10% interest rate and has a convertible feature that allows the note to be converted at any time at a 50% discount of the share price as calculated per a pre-determined period. The Company’s management has the intent and ability to pay off the notes prior to conversion or at the time of conversion and that therefore estimates that there will be no derivative and/or conversion cost of a material nature. Interest expense for the year ended December 31, 2020 was $715.

NOTE 5 – INVESTMENT

Investment in FOX Commodities

In December 2016, the Company made its first of a series of investments in FOX Commodities, LLC (“FOX”) a privately-owned startup company using dissolved air flotation technology to clean wastewater streams. Though initially focusing on wastewater in the poultry/meat processing industries, FOX’s products and services have broad application across a wide array of industries and municipalities. FOX was led by Michael Gorton, the former executive officer of Principal Solar, Inc.

Reaching a total investment by the Company of $2.1 million in June 2017, differences among management as to FOX’s strategy and focus developed and the Company sought to liquidate its investment. In December 2017, a tentative agreement was reached whereby the Company would recoup $417 thousand of its original investment and all parties would sever the relationship. As a result, the Company recorded an impairment charge of approximately $1.6 million at December 31, 2017, reducing its reported investment amount to $417 thousand. Final documents reflecting the settlement were signed on February 12, 2018, and the Company received the settlement amount on February 14, 2018.

Investment in Water Environmental Technology

In January 2018, the Company made its first of a series of investments in Water Environmental Technology, LLC (“WET”) a privately-owned startup company using dissolved air floatation technology to clean wastewater streams. Though initially focusing on wastewater in the oil and gas and the poultry/meat processing industries, WET’s products and services have broad application across a wide array of industries and municipalities. WET is led by Michael Gorton and Matthew Thompson, Ph.D., both of whom are former executive officers of Principal Solar, Inc. As of March 31, 2020, and December 31, 2019 the Company’s cumulative investment in WET was $544 thousand.

NOTE 6 – CAPITAL STOCK

Preferred Stock

As of December 31, 2020, the Company has authorized 500,000 shares of $.01 par value Class A Preferred Stock with none outstanding. As of December 31, 2020, the Company has authorized 2,000,000 shares of $.01 par value Class B Preferred Stock with 1,000,000 shares issued and outstanding.

Class B Preferred Stock - Except as otherwise required by law or by the Articles of Incorporation and the outstanding shares of Series B Non-Convertible Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series B Non-Convertible Preferred Stock outstanding and as long as at least one of such shares of Series B Non-Convertible Preferred Stock is outstanding shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series B Non-Convertible Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

Common Stock

At December 31, 2020, the Company had authorized 1,000,000,000 shares of $.01 par value Common Stock, and it trades on the OTC Pink ® under the symbol “PSWW.” Holders of our Common Stock are entitled to one vote per share and receive dividends or other distributions when, and if, declared by our Board of Directors.

F-19

Common Stock Issuances

The Company’s Management deemed it was in the best interest of the Company to conserve its operating cash and settle certain outstanding liabilities with the issuance of 8,925,255 shares of Common Stock by Board of Director Resolution at $0.11 per share. In addition, the Company Compensated its two officers by issuing twenty (20) million Restricted shares of its Common Stock to both the CEO and COO.

In the second quarter of 2020, the Company completed a private placement of 1,250,000 shares of Common Stock, to an accredited investor, at $0.02 per share.

NOTE 7 – PROMISSORY NOTES PAYABLE (BAYOU ROAD ACQUISITION)

Term Notes Payable arising from the acquisition of Bayou Road Investments consisted of the following at September 30, 2020.

	2020	2019
Note 1 – Unsecured Note Payable; Original Issue date January 2018; Interest at 20%	$25,000	$25,000
Note 2 – Unsecured Note Payable; Original Issue date January 2018; Interest at 20%	25,000	25,000
Note 3 – Unsecured Note Payable; Original Issue date February 2018; Interest at 20%	50,000	50,000
Note 4 – Unsecured Note Payable; Original Issue date December 2014; Interest at 17%	250,000	250,000
Total Notes Payable	$350,000	$350,000

Interest expense and accrued interest payable for the years ended December 31, 2020 and 2019 was 57,140 and $195,251, respectively. Accrued interest payable at December 31, 2020 was $252,391. The Company is in default on all notes.

NOTE 8 – NOTE RECEIVABLE - RELATED PARTY

On December 27, 2019, the Company closed an acquisition with an entity (Bayou Road Investments, Inc.) that was owned by the Company’s Interim Chief Executive Officer and majority shareholder, K. Bryce Toussaint. The entity held a $1,000,000 promissory note receivable from a Company majority owned by the Company’s Interim CEO, accruing interest of 8% per annum, payable to the Company. No payments have been made on the promissory note to date.

NOTE 9 – SUBSEQUENT EVENTS

On November 25th, 2020 , the Company received a Notice of Qualification from the Securities and Exchange Commission with respect to its Tier 1- Regulation “A-Plus” Offering Statement. The Company has initiated the process of selling common shares to qualified investors and raising operating capital within the guidelines of this Exemption. In the Month of February 2021, the Company has initiated equity investments into two (2) privately held enterprises in the Energy Services and Oil Well Recycling Sectors. In March of 2021, the Company entered into a partnership agreement with an Electric Vehicle Company which focuses on the conversion of fully Diesel Transportation assets (Class 6 and Class 8 Trucks) into Hybrid (Electric-Diesel) powered logistics assets.

F-20

PART III – EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Articles of Incorporation
2.2	Certificate of Designation dated November 29, 2019
2.3	Amended Certificate of Amendment dated January 3, 2020
2.4	Certificate of Designation, dated June 26. 2020
2.8	By-Laws
3.1	Specimen Stock Certificate
4.1*	Subscription Agreement
6.1	Employment Agreement of K. Bryce Toussaint, dated January 1, 2020
6.2	Employment Agreement of Anthony Lerner, dated January 1, 2020
6.3	Promissory Note dated, December 27, 2019
6.4	Distribution Agreement, dated December 2, 2019
6.5	Addendum to Distribution Agreement, dated December 2, 2019
6.6	Securities Purchase Agreement, dated July 20, 2018
6.7	Securities Purchase Agreement, dated December 27, 2019
6.8	Marketing and License Agreement between Tokata Oil Recovery, Inc. and Bayou Road Investments, Inc., dated December 2, 2019
6.81	Satisfaction Agreement and Waiver and Release of Claims between Bayou Road Investments and Crovus & Coil, dated March 23 2020
6.82	Satisfaction Agreement and Waiver and Release of Claims between Bayou Road Investments and Hamershlag Private Capital Management, dated March 23 2020
6.83	Satisfaction Agreement and Waiver and Release of Claims between Bayou Road Investments and Bernard & Yam LLP, dated March 23 2020
6.84	Satisfaction Agreement and Waiver and Release of Claims between Bayou Road Investments and Prospr Global LLC dated March 23 2020
6.9	Bayou Road Investment Inc. Convertible Note for Roderick Floyd, dated February 15, 2018
6.91	Bayou Road Investments Inc Convertible Note for Elizabeth Steinke, dated January 30, 2018
6.92	Bayou Road Investments Inc. Convertible Note for Michael Craig Beck, dated February 14, 2018
6.93	Bayou Road Investments Inc. Convertible Note for Stephen J. Davis, dated December 22, 2014
6.94	Principal Solar, Inc. Convertible Promissory Note for GPL Ventures LLC, dated April 15, 2020
6.95	Principal Solar, Inc. Convertible Promissory Note for GPL Ventures LLC, dated May 15, 2020
6.96	Principal Solar, Inc. Convertible Promissory Note for GPL Ventures LLC, dated July 10, 2020
6.97	Principal Solar, Inc. Convertible Promissory Note for Arowana International Limited, dated August 20, 2015
6.98	Loan Modification Agreement between Bayou Road Investments, Inc. and Stephen J. Davis, dated December 22, 2014
6.981	Promissory Note for Eric Stahl, dated June 1, 2020
6.982	Promissory Note for Brandon Wisner, dated May 28, 2020
6.983*	Promissory Note in favor of Coventry Enterprises, LLC, dated December 30, 2021
6.984*	Promissory Note in favor of Westland Properties, LLC, dated September 10, 2021
6.985*	Promissory Note in favor of AES Capital Management, LLC, dated May 21, 2021
6.986*	Development Agreement with IPLT
7.1	Share Exchange Agreement, dated December 27, 2019
11.1*	Consent of Newlan Law Firm, PLLC (included in Exhibit 12.1)
12.1*	Opinion of Newlan Law Firm, PLLC

* Filed herewith; all other exhibits incorporated by reference as indicated.

21

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on February 23, 2022.

PRINCIPAL SOLAR, INC. By: /s/ K. Bryce Toussaint K. Bryce Toussaint Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ K. Bryce Toussaint K. Bryce Toussaint Chief Executive Officer, Acting Chief Financial Officer [Principal Accounting Officer], Secretary and Director	February 23, 2022
By: /s/ Anthony M. Lerner Anthony M. Lerner Chief Operating Officer and Director	February 23, 2022

22